SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.         )

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ASHLAND INC.

(Name of Registrant as Specified in Its Charter)

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Notes:

James J. O’Brien Chairman and Chief Executive Officer	Ashland Inc. 50 E. RiverCenter Blvd., P.O. Box 391 Covington, KY 41012-0391

November 30, 2006

Dear Ashland Inc. Shareholder:

On behalf of your Board of Directors and management, I am pleased to invite you to attend the 2007 Annual Meeting of Shareholders of Ashland Inc. The meeting will be held on Thursday, January 25, 2007, at 10:30 a.m. (EST), at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky.

The attached Notice of Annual Meeting and Proxy Statement describe the business to be conducted at the meeting, including the election of five directors, the ratification of our independent auditors and, if presented, a shareholder proposal to initiate the appropriate process to implement majority voting for election of directors.

Whether or not you plan to attend the meeting, we encourage you to vote promptly, following the instructions on your Proxy Card.

We appreciate your continued confidence in Ashland, and we look forward to seeing you at the meeting.

Sincerely,

/s/ James J. O’Brien

James J. O’Brien

Ashland Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held January 25, 2007

To our Shareholders:

Ashland Inc. will hold its Annual Meeting of Shareholders on Thursday, January 25, 2007, at 10:30 a.m. (EST) at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky. Ashland’s shareholders will act on the following matters at the Annual Meeting or any adjournment of that meeting:

(1)	To elect four directors to Class III: Ernest H. Drew, Mannie L. Jackson, Theodore M. Solso, and Michael J. Ward; and one director to Class II: John F. Turner;

(2)	To ratify the appointment of Ernst & Young LLP as independent auditors for fiscal 2007;

(3)	If presented, to consider a shareholder proposal to initiate the appropriate process to implement majority voting for election of directors; and

(4)	To consider any other business properly brought before the Annual Meeting.

Only shareholders of record at the close of business on November 20, 2006, are entitled to vote at the Annual Meeting or any adjournment of that meeting. If you are a participant in Ashland’s Employee Savings Plan (the “Employee Savings Plan”) or Leveraged Employee Stock Ownership Plan (the “LESOP”), your vote will constitute voting instructions to the Trustee of the respective plan concerning shares held in your account.

In order that your Ashland Common Stock may be represented at the Annual Meeting, please vote in person, by telephone, over the Internet or by mailing your proxy card. Our proxy tabulator, National City Bank or its agent, must receive all voting instructions to the Trustee of the Employee Savings Plan and the LESOP, whether given by telephone, over the Internet or by mail, before midnight (EST) on Monday, January 22, 2007.

By Order of the Board of Directors,

LINDA L. FOSS

Assistant General Counsel

and Corporate Secretary

Covington, Kentucky

November 30, 2006

Ashland Inc.

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	What am I voting on?

A:	(1) Election of four directors to Class III (Ernest H. Drew, Mannie L. Jackson, Theodore M. Solso, and Michael J. Ward); and one director to Class II (John F. Turner);

(2)	Ratification of Ernst & Young LLP (“E&Y”) as Ashland’s independent auditors for fiscal 2007; and

(3)	If presented, a shareholder proposal to initiate the appropriate process to implement majority voting for election of directors.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Shareholders at the close of business on November 20, 2006 (the “Record Date”), are entitled to vote at the Annual Meeting. As of the Record Date, there were 63,487,200 shares of Ashland Common Stock outstanding. Each share of Ashland Common Stock is entitled to one vote.

Q:	Who can attend the Annual Meeting?

A:	All Ashland shareholders on the Record Date are invited to attend the Annual Meeting, although seating is limited. If your shares are held in the name of a nominee (e.g., through a bank or broker), you will need to bring a proxy or letter from that nominee that confirms you are the beneficial owner of those shares.

Q:	When will the proxy statement and proxy card be mailed to Ashland shareholders?

A:	The proxy statement and proxy card will be mailed to Ashland shareholders on or about December 12, 2006.

Q:	How do I vote?

A:	If your shares are registered in the name of a nominee, follow the instructions provided by your nominee to vote your shares. If your shares are registered in your name:

You may vote in person at the Annual Meeting.

You may vote by telephone.    You may vote by telephone regardless of whether you receive your Annual Meeting materials through the mail or over the Internet. Simply follow the instructions on your proxy card or electronic access notification. If you vote by telephone, you should not vote over the Internet or mail in your proxy card.

You may vote over the Internet.    You may vote over the Internet regardless of whether you receive your Annual Meeting materials through the mail or over the Internet. Simply follow the instructions on your proxy card or electronic access notification. If you vote over the Internet, you should not vote by telephone or mail in your proxy card.

You may vote by mail.    If you received a proxy card through the mail, simply complete and sign your proxy card and mail it in the enclosed prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

If no voting specification is made on your signed and returned proxy card, James J. O’Brien or Linda L. Foss, as proxies named on the proxy card, will vote FOR the election of the five director nominees, FOR the ratification of E&Y and AGAINST the shareholder proposal to initiate the appropriate process to implement majority voting for election of directors, if presented. If you vote by mail, you should not vote by telephone or over the Internet.

Q:	Can I change my vote once I vote by mail, by telephone or over the Internet?

A:	Yes. You have the right to change or revoke your proxy (1) at any time before the Annual Meeting by (a) notifying Ashland’s Corporate Secretary in writing, (b) returning a later-dated proxy card, or (c) entering a later-dated telephone or Internet vote; or (2) voting in person at the Annual Meeting. However, any changes or revocations of voting instructions to the Trustee of the Leveraged Employee Stock Ownership Plan (the “LESOP”) and Ashland’s Employee Savings Plan (the “Employee Savings Plan”) must be received by our proxy tabulator, National City Bank or its agent, before midnight (EST) on Monday, January 22, 2007.

Q:	Who counts the vote?

A:	Representatives of National City Bank or its agent will tabulate the votes and will act as the inspector of election.

Q:	Is my vote confidential?

A:	Yes. Your vote is confidential.

Q:	What shares are included in the proxy card?

A:	Your proxy card represents all shares of Ashland Common Stock that are registered in your name and any shares you hold in Ashland’s Open Enrollment Dividend Reinvestment and Stock Purchase Plan (the “DRP”), the LESOP or the Employee Savings Plan. If your shares are held through a nominee, you will receive either a voting instruction form or a proxy card from the nominee to vote your shares.

Q:	How do I vote my shares in the DRP?

A:	Shares of Ashland Common Stock credited to your account in the DRP will be voted by National City Bank, the plan administrator, in accordance with your voting instructions.

Q:	How will the Trustee of the Employee Savings Plan and the LESOP vote?

A:	Each participant in the Employee Savings Plan or the LESOP will instruct the Trustee how to vote the shares of Ashland Common Stock credited to the participant’s account in each plan. This instruction also applies to a proportionate number of those shares of Ashland Common Stock allocated to participants’ accounts but for which voting instructions are not timely received by the Trustee. These shares are referred to as Non-Directed shares. Each participant who gives the Trustee such an instruction acts as a named fiduciary for the plans under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Q:	Can a plan participant vote the Non-Directed shares differently from shares credited to his or her account?

A:

Yes. Any participant in the Employee Savings Plan or the LESOP who wishes to vote the Non-Directed shares differently from the shares credited to his or her account or who wishes not to vote the Non-Directed shares at all may do so by requesting a separate voting instruction card from National City Bank, Corporate Trust Administration, Dept. 3116, 629 Euclid Avenue, Suite 635, Cleveland, Ohio 44114-3484.

Q:	What constitutes a quorum?

A:	As of the Record Date, 63,487,200 shares of Ashland Common Stock were outstanding. A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the Annual Meeting. If you vote in person, by telephone, over the Internet or by returning a properly executed proxy card, you will be considered a part of that quorum. Abstentions and broker non-votes (i.e., when a broker does not have authority to vote on a specific issue) will be treated as present for the purpose of determining a quorum but as unvoted shares for the purpose of determining the approval of any matter submitted to the shareholders for a vote. Abstentions and broker non-votes will have no effect on the election of directors or matters decided by a plurality vote.

Q:	What vote is required for passage of each of the proposals up for consideration at the Annual Meeting?

A:	(1) Election of directors – Under Ashland’s By-laws, the five nominees receiving the greatest number of votes will be elected directors at the Annual Meeting.

(2)	Ratification of auditors – Submission of the appointment of E&Y to Ashland’s shareholders is not required. However, the appointment will be deemed ratified if votes cast in its favor exceed votes cast against it.

(3)	Shareholder proposal to initiate the appropriate process to implement majority voting for election of directors – The shareholder proposal will be approved if the votes cast in its favor exceed votes cast against it.

Q:	Where can I find the voting results of the meeting?

A:	We intend to announce preliminary voting results at the meeting. We will publish the final results in a press release or in our Quarterly Report on Form 10-Q for the first quarter of fiscal 2007. You can obtain a copy of the Form 10-Q by logging on to our website at http://www.ashland.com, by calling the Securities and Exchange Commission (the “SEC”) at 1-800-SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at http://www.sec.gov.

Q:	May I receive future shareholder communications over the Internet?

A:	Yes. You may consent to access future shareholder communications (e.g., annual reports, proxy statements, and interim communications) from us or on our behalf over the Internet instead of receiving those documents in the mail. Providing such communications over the Internet will reduce our printing and postage costs and the number of paper documents you would otherwise receive. If you give your consent, in the future, when, and if, material is available over the Internet, you will receive notification that will contain the Internet location of the material. There is no cost to you for this service other than charges you may incur from your Internet, telephone and/or cable provider. Once you give your consent, it will remain in effect until you inform us otherwise. To give your consent, if your shares are registered in your name, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the proxy card when you vote by mail. If your shares are registered in the name of a nominee, follow the directions provided by such nominee if this option is available. Paper copies of shareholder communications may be requested by contacting National City Bank at 1-800-622-6757.

ITEMS TO BE VOTED ON BY SHAREHOLDERS

ELECTION OF DIRECTORS

Item 1

Board of Directors

The Board of Directors is currently made up of eleven directors, divided into three classes. The four individuals nominated for election as Class III directors at the 2007 Annual Meeting are Ernest H. Drew, Mannie L. Jackson, Theodore M. Solso, and Michael J. Ward. The nominees to Class III will be elected to serve a three-year term until the 2010 Annual Meeting. John F. Turner, elected to the Board in November 2006, is a Class II director. Although not required by Kentucky law, Mr. Turner has agreed to stand for election by shareholders at the 2007 Annual Meeting to serve as a Class II director for the remaining two-year term ending at the 2009 Annual Meeting. The Governance and Nominating Committee (“G&N Committee”) has confirmed that all five nominees will be available to serve as directors upon election and recommends that shareholders vote for them at the Annual Meeting. Ashland’s Board has adopted a policy requiring directors to resign at the Annual Meeting following their 70th birthday. In compliance with that policy, Dr. Drew will retire from the Board at the 2008 Annual Meeting, after serving one year of his three-year term. The Board has also adopted a policy providing for a 15-year term limit for directors, subject to certain limited exceptions. Pursuant to that policy, Mr. Jackson plans to retire from the Board at the 2009 Annual Meeting, after serving two years of his three-year term. Patrick F. Noonan, a Class II director, will retire as planned at the 2007 Annual Meeting.

At its meeting on October 9, 2006, the Board of Directors approved a new Corporate Governance policy which requires a director nominee to tender his or her resignation to the Chairman of the Board if he or she receives a greater number of votes “WITHHELD” than “FOR” in an uncontested election. Such resignation must be tendered within 10 days after the certification of the shareholder vote and will be considered by the entire Board within 90 days following the date of the election. In considering whether to accept or reject the tendered resignation, the Board will consider the stated reasons for withheld votes, the length of service and qualifications of the nominee, the nominee’s contribution to Ashland and any other factors deemed relevant by the Board. The nominee in question will be excluded from participating in the Board’s deliberations. Ashland will publicly disclose the Board’s decision in a filing with the SEC made promptly after the decision. Ashland’s Corporate Governance Guidelines are published on Ashland’s website (http://www.ashland.com).

Shareholders may vote for no more than five directors at the Annual Meeting. Pursuant to Ashland’s By-laws, the five nominees receiving the greatest number of votes will be elected. If no voting specification is made on a properly returned or voted proxy card, James J. O’Brien and Linda L. Foss (proxies named on the proxy card) will vote FOR the five nominees named in this proxy statement. If any of the nominees should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies may vote for a replacement nominee recommended by the Board of Directors, or the Board may reduce the number of directors to be elected at the Annual Meeting. At this time, the Board knows of no reason why any of the nominees may not be able to serve as a director if elected.

The Board of Directors recommends a vote FOR Ernest H. Drew, Mannie L. Jackson, Theodore M. Solso, and Michael J. Ward for election as Class III directors and FOR John F. Turner for election as a Class II director at the 2007 Annual Meeting.

A description of each of Ashland’s directors, and a description of the committees of the Board of Directors, can be found on pages 5 through 11 of this Proxy Statement. For a report on the Ashland Common Stock ownership of Ashland’s directors and certain officers, see the “Stock Ownership” chart on page 18 of this Proxy Statement.

Nominees for Election at the 2007 Annual Meeting

Class III Directors

(Term expiring in 2010)

Ernest H. Drew	Director since 1998
Dr. Drew, 69, served as Chief Executive Officer of the Industries and Technology Group of Westinghouse Electric Corporation until retiring in 1998. Prior to this position, he was a member of the Board of Management (Vorstand) of Hoechst AG from 1995 to June 1997. He was President and Chief Executive Officer of Hoechst Celanese Corporation from 1988 to 1994. He held various management positions at Celanese Corporation from 1966 to 1987. Dr. Drew holds a Bachelor of Science degree in chemistry from the University of Georgia and a PhD in organic chemistry from the University of Illinois. Dr. Drew is also a Director of Public Service Enterprise Group Inc., Thomas and Betts Corporation and UQM Technologies Inc. He has been a member of all of the committees of these corporations. He is also a Director of Direct Relief International, a non-profit corporation. Dr. Drew is Chairman of Ashland’s Environmental, Health & Safety Committee and is a member of the Audit and Governance and Nominating Committees.

Mannie L. Jackson	Director since 1994
Mr. Jackson, 67, is Chairman of the Board and Chief Executive Officer of the Harlem Globetrotters International, Inc. Prior to the Harlem Globetrotters, he was a Senior Vice President of Honeywell Inc. Mr. Jackson holds a Bachelor of Science and Education degree from the University of Illinois. Mr. Jackson has also served as a Director of Reebok International, Stanley Works, Jostens and True North. He is currently a Director and Vice Chairman of the Basketball Hall of Fame. He is a founding member and former president of The Executive Leadership Council, providing African-American executives with a network and leadership forum to promote excellence in business, economic and public policies. Mr. Jackson is Chairman of Ashland’s Governance & Nominating Committee and is a member of the Personnel & Compensation Committee.

Theodore M. Solso	Director since 1999
Mr. Solso, 59, is Chairman of the Board and Chief Executive Officer of Cummins Inc. Prior to this position he held several executive positions with Cummins, including President and Chief Operating Officer. Mr. Solso holds a Bachelor of Arts degree in psychology from DePauw University and a Masters in Business Administration from the Harvard Business School. He is also a Director of Irwin Financial Corporation and Ball Corporation, serves as a Director of the Cummins Foundation and the Indiana Economic Development Corp. and serves as a Trustee of DePauw University. Mr. Solso is Chairman of Ashland’s Personnel & Compensation Committee and is a member of the Governance & Nominating Committee.

Michael J. Ward	Director since 2001
Mr. Ward, 56, is Chairman of the Board and Chief Executive Officer of CSX Corporation. Prior to this position, he was President of CSX Transportation (CSXT), the corporation’s rail unit. Mr. Ward holds a Bachelor’s degree from the University of Maryland and a Masters in Business Administration from the Harvard Business School. In 2005, Mr. Ward served as Chairman of the Association of American Railroads’ Board of Directors. He is also a Director of Center for Energy and Economic Development, City Year, and Take Stock in Children. His other business affiliations include The Florida Council of 100, The Business Roundtable, and The Kentucky Coal Council. Mr. Ward is Chairman of Ashland’s Finance Committee and is a member of the Audit and Personnel & Compensation Committees.

Class II Director

(Term expiring in 2009)

John F. Turner	Director since 2006
Mr. Turner, 64, served as Assistant Secretary of State for the U.S. Department of State’s Bureau of Oceans and International and Scientific Affairs in Washington, D.C., from November 2002 until July 2005. Prior to serving at the Department of State, he was President and Chief Executive Officer of The Conservation Fund, a non-profit organization dedicated to conserving America’s natural and historic heritage. Between 1989 and 1993, Mr. Turner was Director of the U.S. Fish and Wildlife Service. Mr. Turner also served in the Wyoming state legislature for 19 years and is a past president of the Wyoming State Senate. Mr. Turner holds a Bachelor of Arts degree in Biology from the University of Notre Dame and a Master of Science degree in wildlife ecology from the University of Michigan. Mr. Turner is also a Director of Peabody Energy Company where he serves on the Nominating and Corporate Governance Committee and International Paper Company where he chairs the Governance and Public Policy and Environment Committees. He is also a managing partner in The Triangle X Ranch in Wyoming. Mr. Turner is a member of Ashland’s Environmental, Health & Safety and Finance Committees.

Continuing Directors Not Up for Election at the 2007 Annual Meeting

Class I Directors

(Term expiring in 2008)

Bernadine P. Healy, M.D.	Director since 1998
Dr. Healy, 62, is a columnist and health editor for U.S. News and World Report. Prior to this position, she served as President and Chief Executive Officer of the American Red Cross, and Dean, College of Medicine and Public Health, and Professor of Medicine, The Ohio State University. Dr. Healy holds a Bachelor of Arts degree from Vassar College and a Doctor of Medicine from Harvard University. Dr. Healy is also a Director of National City Corporation, where she serves on the Compensation & Organization and Nominating & Board of Directors Governance Committees, The Progressive Corporation, where she serves on the Audit Committee and Invacare, Inc. where she serves on the Compensation Committee. She is also a Trustee of Battelle Memorial Institute where she serves on the Human Resources & Compensation Committee. Dr. Healy is a member of Ashland’s Audit, Environmental, Health & Safety and Governance & Nominating Committees.

Kathleen Ligocki	Director since 2004
Ms. Ligocki, 50, is President and Chief Executive Officer of Tower Automotive, Inc. and has served in such capacities since August 2003. Tower Automotive filed to reorganize under Chapter 11 of the U.S. Bankruptcy Code in February 2005, and is in the process of restructuring its North American operations. Prior to joining Tower Automotive, Ms. Ligocki worked at the Ford Motor Company, United Technologies and General Motors Corporation. Ms. Ligocki holds a Bachelor of Arts in liberal studies from Indiana University, a Masters in Business Administration from The Wharton School at the University of Pennsylvania and an honorary doctorate of Humane Letters from Indiana University. She serves on a variety of non-profit and academic boards focused on women, families and life-long education. She also serves on the boards of Kettering University and the National Defense University in Washington, D.C. Ms. Ligocki is a member of Ashland’s Environmental, Health & Safety, Finance and Personnel & Compensation Committees.

James J. O’Brien	Director since 2002
Mr. O’Brien, 52, is Ashland’s Chairman of the Board and Chief Executive Officer. Prior to being named to this position, Mr. O’Brien was President and Chief Operating Officer of Ashland and Senior Vice President and Group Operating Officer of Ashland. He also served as the President of Valvoline from 1995 to 2001. Mr. O’Brien holds a Bachelor’s degree in accounting and finance and a Masters in Business Administration from Ohio State University. Mr. O’Brien is a Director of Humana Inc., where he serves on the Investment, Organization & Compensation and Science & Technology Committees. He serves as a member of the Dean’s Advisory Council for the Fisher Graduate College of Business at Ohio State University. A past volunteer “big brother” with Big Brothers/Big Sisters of the Bluegrass, Mr. O’Brien also serves on the organization’s national board of directors. He is a member of the American Chemistry Council and Chairman of the Board of Trustees for Midway College in Kentucky.

Continuing Directors Not Up for Election at the 2007 Annual Meeting

Class II Directors

(Term expiring in 2009)

Roger W. Hale	Director since 2001
Mr. Hale, 63, served as Chairman of the Board and Chief Executive Officer of LG&E Energy Corporation, a diversified energy services company headquartered in Louisville, Kentucky, from August 1990 until retiring in April 2001. Prior to joining LG&E Energy, he was Executive Vice President of BellSouth Corporation, a communications services company in Atlanta, Georgia. From 1966 to 1986, Mr. Hale held several executive positions with AT&T Co., a communications services company, including Vice President, Southern Region from 1983 to 1986. Mr. Hale holds a Bachelor of Arts degree from the University of Maryland and a Master of Science in Management from the Massachusetts Institute of Technology, Sloan School of Management. Mr. Hale is also a Director of H&R Block, Inc., where he served as the Presiding Director of the Board of Directors from September 2004 through September 2006, and currently serves as a member of the Compensation and Governance and Nominating Committees. He also serves as a Director of Hospira, Inc. Mr. Hale is Chairman of Ashland’s Audit Committee and is a member of the Environmental, Health & Safety Committee.

George A. Schaefer, Jr.	Director since 2003
Mr. Schaefer, 61, is Chairman and Chief Executive Officer of Fifth Third Bancorp headquartered in Cincinnati, Ohio. Prior to this position, he held several executive positions with Fifth Third, including President and Chief Operating Officer. Mr. Schaefer holds a Bachelor of Science degree from the U.S. Military Academy at West Point and a Masters in Business Administration from Xavier University. He is also a Director of Wellpoint, a member of the Board of Trustees of the University of Cincinnati Foundation, a member of the Board of Trustees of the Health Alliance of Cincinnati, and a member of The Greater Cincinnati Airport Board of Trustees. Mr. Schaefer is a member of Ashland’s Audit, Finance and Governance & Nominating Committees.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has five committees: Audit Committee; Environmental, Health and Safety Committee; Finance Committee; Governance and Nominating Committee; and Personnel and Compensation Committee. All Committees are composed entirely of independent directors. During fiscal 2006, seven meetings of the Board were held. Each current director attended at least 76.1% of the total meetings of the Board and the Committees on which he or she served. Overall attendance at Board and Committee meetings was 91.5%. The following table describes the members of each of the Committees, its primary responsibilities and the number of meetings held during fiscal 2006.

Meetings and Current Members	Summary Responsibilities

AUDIT COMMITTEE

Meetings in fiscal 2006: 6

The Committee also met four times to discuss and review Ashland’s earnings and to approve Ashland’s earnings press releases.

Members:

Roger W. Hale (Chairman)

Ernest H. Drew

Bernadine P. Healy

George A. Schaefer, Jr.

Michael J. Ward

•      Oversees Ashland’s financial reporting process

•      Oversees the implementation and maintenance of effective systems of internal accounting and financial controls (including internal control over financial reporting)

•      Oversees performance of Ashland’s internal audit function and independent auditors

•      Selects independent auditors based on qualification and independence and approves audit fees and services performed by independent auditors

•      Reviews Ashland’s legal and regulatory compliance programs

•      Provides direct and open avenue of communication between Ashland’s internal auditors, its independent auditors, its general counsel and the Board of Directors

ENVIRONMENTAL, HEALTH AND SAFETY COMMITTEE

Meetings in fiscal 2006: 2

Members:

Ernest H. Drew (Chairman)

Roger W. Hale

Bernadine P. Healy

Kathleen Ligocki

Patrick F. Noonan*

John F. Turner**

____________

*       Mr. Noonan will retire from Ashland’s Board on January 25, 2007

**     Mr. Turner was elected to Ashland’s Board on November 16, 2006

•      Oversees Ashland’s environmental, health and safety compliance practices

•      Reviews Ashland’s environmental, health and safety policies, programs and practices

•      Reviews environmental, health and safety regulatory trends

•      Oversees selection of Ashland’s environmental, health and safety compliance advisors

Meetings and Current Members	Summary Responsibilities

FINANCE COMMITTEE

Meetings in fiscal 2006: 2

Members:

Michael J. Ward (Chairman)

Kathleen Ligocki

Patrick F. Noonan*

George A. Schaefer, Jr.

John F. Turner**

____________

*       Mr. Noonan will retire from Ashland’s Board on January 25, 2007

**     Mr. Turner was elected to Ashland’s Board on November 16, 2006

•      Reviews Ashland’s current and contemplated funding requirements

•      Oversees significant financial issues such as capital structure, dividend action, offerings of debt or equity securities and major borrowings

•      Reviews post audits of major investments

•      Oversees funding and investment policy related to employee benefit plans

•      Monitors and reviews Ashland’s use of derivatives

GOVERNANCE AND NOMINATING COMMITTEE Meetings in fiscal 2006: 6 Members: Mannie L. Jackson (Chairman) Ernest H. Drew Bernadine P. Healy George A. Schaefer, Jr. Theodore M. Solso

•      Recommends nominees for the Board of Directors and its Committees

•      Reviews suggested potential candidates for the Board

•      Recommends desirable size and composition of the Board and its Committees

•      Recommends to the Board programs and procedures relating to director compensation, evaluation, retention and resignation

•      Reviews corporate governance guidelines, corporate charters and proposed amendments to the articles and by-laws of Ashland

•      Assists the Board in ensuring the Board’s independence as it exercises its corporate governance and oversight roles

•      Oversees the evaluation of the Board

•      Reviews the process for succession planning for the executive management of Ashland

•      Reviews and makes recommendations to address shareholder proposals

Meetings and Current Members	Summary Responsibilities

PERSONNEL AND COMPENSATION COMMITTEE

Meetings in fiscal 2006: 6

Members:

Theodore M. Solso (Chairman)

Mannie L. Jackson

Kathleen Ligocki

Patrick F. Noonan*

Michael J. Ward

____________

*       Mr. Noonan will retire from Ashland’s Board on January 25, 2007

•      Approves compensation and sets performance criteria for compensation programs with respect to Ashland’s Chief Executive Officer

•      Reviews and approves compensation and sets performance criteria for compensation programs for all key senior executives and elected officers

•      Oversees the execution of senior management succession plans

•      Approves any employment agreements, consulting arrangements, severance or retirement arrangements, change-in-control agreements, and/or any other special or supplemental benefits covering any current or former executive officer

•      Oversees the design and administration of Ashland’s compensation, benefit and retirement plans

•      Oversees preparation of Committee’s report on executive compensation

COMPENSATION OF DIRECTORS

Annual Retainer and Meeting Fees

During fiscal 2006, non-employee directors received an annual retainer of $65,000. If the non-employee director has not met the minimum stock ownership guidelines, the Board of Directors has recommended that the annual retainer be either (i) paid in Ashland Common Stock, or (ii) deferred into stock units (share equivalents) in the hypothetical Ashland Common Stock Fund in Ashland’s deferred compensation plans for non-employee directors (the “Directors’ Deferral Plan”).

In addition to the annual retainer, non-employee directors received $1,500 for each Board of Directors and Committee meeting attended. The Lead Independent Director received three $5,000 quarterly installments of a $20,000 annual fee approved by the G&N Committee in January 2006. The Committee Chairs also received a $5,000 annual fee. Members of the Audit Committee, including the Chairman, also received a $1,500 fee for attendance at each quarterly Audit Committee financial review with Ashland’s management. All such fees may be paid in cash, shares of Ashland Common Stock or deferred into any investment alternative available under the Directors’ Deferral Plan.

The payout of the deferred annual retainer and meeting fees occurs upon termination of service by a director. However, upon a “change in control” of Ashland (as defined in the Directors’ Deferral Plan), amounts in the directors’ deferral accounts would be automatically distributed to the director in cash.

In addition to the annual retainer and meeting fees, a non-employee director may receive compensation at the rate of $1,500 per day for services on special assignments as directed by the Chairman of the Board of Directors. This special assignment compensation cannot be deferred. Directors who are employees of Ashland are not additionally compensated for service on the Board or its Committees.

Ashland’s non-employee director compensation program was revised in November 2006. Effective January 26, 2007, the revised program provides that non-employee directors will receive (a) an annual retainer of $90,000; (b) an additional annual retainer of $20,000 for the Lead Independent Director; (c) an additional annual retainer of $15,000 for the Chair of the Audit Committee and $7,500 for Audit Committee members; and (d) an additional annual retainer of $7,500 for other Committee Chairs. All other Board and Committee fees will be eliminated.

Restricted Shares and Stock Options

Pursuant to Ashland’s incentive plans, upon election to the Board of Directors, a new director receives 1,000 restricted shares of Ashland Common Stock. The restricted shares may not be sold, assigned, transferred or otherwise encumbered until the earliest to occur of: (i) retirement from the Board of Directors; (ii) death or disability of the director; (iii) a 50% change in the beneficial ownership of Ashland; or (iv) voluntary early retirement to enter governmental service. The Governance and Nominating Committee (“G&N Committee”) has discretion to limit a director’s forfeiture of these shares if he or she leaves the Board of Directors for reasons other than those listed above.

On January 26, 2006, the Board of Directors approved a grant of 2,500 non-qualified Ashland stock options to each non-employee director. The grant price was $65.48 per share which was the fair market value of Ashland Common Stock on the grant date. The options vested on July 26, 2006, and may not be repriced if the stock price declines below the option price. The options were adjusted to account for the special dividend of $10.20 per share payable on October 25, 2006 (the “Special Dividend”).

Pursuant to the revised non-employee director compensation program effective January 26, 2007, each director will receive an annual award of deferred restricted stock units with a grant date value of $100,000. The restricted stock units will vest one year after date of grant and will be payable in stock or cash, at the director’s election upon termination of service. Dividends on restricted stock units will be reinvested in additional restricted stock units. Under the revised director compensation program, annual stock option grants will no longer be made to non-employee directors.

The Board of Directors considers Ashland Common Stock ownership by directors and members of management to be of utmost importance. The Board believes that such ownership enhances the commitment of the directors and members of management to Ashland’s future and further aligns management’s interests with those of Ashland’s shareholders. The Board has established minimum stock ownership guidelines for non-employee directors and certain employees which require non-employee directors to own Ashland Common Stock having a value of at least five times their annual retainer. Each newly elected non-employee director has five years from the year elected to reach this ownership level. All of Ashland’s current non-employee directors, other than Ms. Ligocki, elected to the Board in 2004 and Mr. Turner, elected to the Board in November 2006, have attained the minimum stock ownership levels established by the Board. In addition, any director who acquires Ashland shares via option exercise for options granted after February 2005 must retain 50% of the net shares acquired for at least 12 months or such earlier time as the individual ceases to be a director of Ashland. For further information regarding stock ownership guidelines as they pertain to Ashland’s executive officers, see the discussion under Stock Ownership Philosophy in the Personnel and Compensation Committee Report on Executive Compensation on pages 24-25 of this Proxy Statement.

Estate Enhancement Program

In 1999, the Board of Directors adopted an Estate Enhancement Program (the “Program”) for the benefit of Ashland’s non-employee directors and executive officers. Pursuant to the Program, a participant could elect to enter into a split-dollar life insurance arrangement with Ashland in exchange for existing deferred compensation and/or future compensation, with Ashland paying the premiums in an amount no greater than the participant’s foregone compensation. Upon the death of the participant, or the “last to die” in the case of a joint policy, Ashland will receive the greater of the policy’s cash surrender value or the cumulative premiums paid under the policy and the participant’s beneficiary will receive any excess of the policy’s death benefit over the amount received by Ashland. Mr. O’Brien is the only director who participates in the Program. In January 2005, the Board prospectively terminated the Program.

Other Compensation

In January 1997 the Board of Directors prospectively terminated the Directors’ Charitable Awards Program. Non-employee directors, who were directors at the time the program was terminated, remain eligible for the Charitable Awards Program. Of the current directors, only Messrs. Jackson and Noonan are eligible to participate in the program. Under the program, $1,000,000 is donated upon a director’s death to one or more educational organizations recommended by that director.

CORPORATE GOVERNANCE

Governance Principles

Ashland is committed to adhering to sound corporate governance practices. The information described below is published on Ashland’s website (http://www.ashland.com). These documents are also available in print to any shareholder who requests them. Among the corporate governance practices followed by Ashland are the following:

•	Ashland has adopted Corporate Governance Guidelines. These guidelines provide the framework for the Board of Directors’ governance of Ashland and include a general description of the Board’s purpose, director qualification standards, retirement and resignation policies (which include a majority voting policy) and other responsibilities. The Corporate Governance Guidelines require that two-thirds of Ashland’s directors be independent, as defined by Ashland’s Director Independence Standards (the “Standards”), which are attached hereto as Appendix A.

•	Ashland also requires compliance with its code of business conduct entitled “Business Responsibilities of an Ashland Employee,” which applies to all of Ashland’s directors and employees, including the principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. Ashland intends to post any amendments or waivers of the code (to the extent applicable to Ashland’s directors and executive officers) on Ashland’s website or in a current report on Form 8-K.

•	Each of Ashland’s Board Committees have adopted charters defining their respective purposes and responsibilities.

•	Only independent directors, as defined in the Standards, may serve on the Audit, G&N, and Personnel and Compensation (the “P&C Committee”) Committees of the Board.

•

Ashland has designated a Lead Independent Director to coordinate the activities of the independent directors. The Lead Independent Director must be an independent director and is appointed by the Board. In addition to the duties of all Board members, the Lead Independent Director advises the Chairman of the Board. The Lead Independent Director also coordinates with the Chairman of the Board to determine the appropriate schedule of meetings; places any item he or she determines is appropriate on the Board’s agenda; directs that specific materials be included in Board mailings and works with the G&N Committee to assess the quality, quantity and timeliness of the flow of information from management to the Board; directs the retention of consultants and advisors to report directly to the Board; coordinates with the G&N Committee to oversee compliance with Ashland’s Corporate Governance Guidelines and to recommend appropriate revisions thereto; and develops the agenda for and coordinates executive sessions of the Board’s independent directors and acts as principal liaison with the independent directors and the Chairman of the Board and Chief Executive Officer on sensitive matters. The non-management directors of the Board have designated Mr. Solso to serve in this capacity through Ashland’s 2008 Annual Meeting. Shareholders and others interested in communicating directly with the Lead Independent Director or with the non-management directors as a group may do so by writing to the Lead Independent Director, Ashland Inc., 50 E. RiverCenter Boulevard, P.O. Box 391, Covington, Kentucky 41012-0391.

•	The Board, and each Committee of the Board, has the authority to engage independent consultants and advisors.

Independence of Directors

The Board of Directors has adopted the Standards to assist in its determination of director independence. To qualify as independent under these Standards, the Board must affirmatively determine that a director has no material relationship with Ashland, other than as a director.

Pursuant to the Standards, the Board of Directors undertook a review of director independence in November 2006. During this review, the Board considered relationships and transactions between each director, any member of his or her immediate family, and his or her affiliates, and Ashland and its subsidiaries and affiliates. As provided for in the Standards, the purpose of the review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of the review, the Board of Directors affirmatively determined that Messrs. Drew, Hale, Jackson, Noonan, Schaefer, Solso, Turner and Ward and Mmes. Healy and Ligocki are each independent of Ashland and its affiliates. Mr. O’Brien, Ashland’s Chief Executive Officer, is the only director determined not to be independent of Ashland.

Certain Relationships and Transactions

In the normal course of business, Ashland had transactions with other corporations where certain directors are executive officers. None of the transactions were material in amount as to Ashland and none were reportable under applicable SEC rules. Ashland’s Board of Directors has concluded that the relationships between Ashland and the director-affiliated entities are immaterial pursuant to the Standards.

Mannie L. Jackson, a director of Ashland, is Chairman of the Board and Chief Executive Officer of the Harlem Globetrotters International, Inc. (the “Harlem Globetrotters”). During fiscal 2006, Ashland paid the Harlem Globetrotters approximately $31,000 for certain promotional tie-ins.

George A. Schaefer, Jr., a director of Ashland, is Chairman and Chief Executive Officer of Fifth Third Bancorp (“Fifth Third”). During fiscal 2006, Ashland paid Fifth Third approximately $161,000 for routine banking services. Additionally, Ashland has standard revolving credit agreements with Fifth Third. There are no outstanding balances for funds borrowed under these agreements.

Theodore M. Solso, a director of Ashland, is Chairman of the Board and Chief Executive Officer of Cummins Inc. (“Cummins”). During fiscal 2006, Ashland paid certain royalty and other payments to Cummins and its consolidated subsidiaries totaling approximately $431,000, and Cummins paid Ashland approximately $3.5 million for goods and services. Ashland’s payments to Cummins principally reflect a royalty on sales of Valvoline’s Premium Blue E Engine Oil® co-branded products. The monies paid to Ashland by Cummins were primarily paid for the initial fill of the engines with oil and lubricants, as well as for lubricants supplied to Cummins and its distributors. Additionally, Valvoline and Cummins are partners in joint ventures in India, China and the United Kingdom. The joint ventures market lubricants for servicing heavy duty engines and equipment.

Michael J. Ward, a director of Ashland, is Chairman of the Board and Chief Executive Officer of CSX Corporation (“CSX”). In fiscal 2006, Ashland paid CSX and its subsidiaries approximately $13.6 million for transportation services, and CSX paid Ashland approximately $114,000 for certain products and/or services.

Personnel and Compensation Committee Interlocks and Insider Participation

The members of the P&C Committee for fiscal 2006 were Theodore M. Solso (Chairman), Mannie L. Jackson, Kathleen Ligocki, Patrick F. Noonan and Michael J. Ward. There were no impermissible interlocks or inside directors on the P&C Committee.

Shareholder Communications with Directors

The Board of Directors has established a process by which shareholders may communicate with the Board. Shareholders interested in communicating with the Board, or with a specific member or Committee of the Board, may do so by writing to the Lead Independent Director in care of the General Counsel of Ashland, 50 E. RiverCenter Boulevard, P.O. Box 391, Covington, Kentucky 41012-0391. Communications directed to the Lead Independent Director will be reviewed by the General Counsel and distributed to the Lead Independent Director as well as to other individual directors, as appropriate, depending on the subject matter and facts and circumstances outlined in the correspondence. Communications that are not related to the duties and responsibilities of the Board, or are otherwise inappropriate, will not be forwarded to the Lead Independent Director, although all communications directed to the Board will be available to any director upon request.

Attendance at Annual Meeting

Ashland has a policy and practice of having all directors attend the Annual Meeting. At the Annual Meeting held on January 26, 2006, each of Ashland’s then current directors were present.

Shareholder Recommendations for Directors

The G&N Committee considers director candidates recommended by other directors, employees and shareholders, and is authorized, at its discretion, to engage a professional search firm to identify and suggest director candidates. Written suggestions for director candidates should be sent via registered, certified, or express mail to the Corporate Secretary of Ashland at 50 E. RiverCenter Boulevard, P.O. Box 391, Covington, Kentucky 41012-0391. Such suggestions must be received no later than September 1, 2007, to be considered by the G&N Committee for inclusion as a director nominee for the 2008 Annual Meeting. Suggestions for director candidates should include all information required by Ashland’s By-laws, and any other relevant information, as to the proposed candidate. The G&N Committee selects each director nominee based on the nominee’s skills, achievements and experience. The G&N Committee will review all director candidates in accordance with its charter and Ashland’s Corporate Governance Guidelines, and it will identify qualified individuals consistent with criteria approved by the Board of Directors. The G&N Committee shall select individuals as director nominees who exhibit the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective in serving the interests of Ashland’s shareholders. Additionally, the G&N Committee shall seek director candidates who exhibit the following personal and professional qualifications: (1) significant experience in either the chemical, or certain construction, industrial or consumer markets; (2) product or process innovation experience; (3) international business expertise; (4) diverse experience in policy-making in business, government, education and/or technology, or in areas that are relevant to Ashland’s global business and strategy; (5) possess an inquisitive and objective nature, practical wisdom and mature judgment; and (6) the ability to work with Ashland’s existing directors and management. Individuals recommended by shareholders in accordance with these procedures will be evaluated by the G&N Committee in the same manner as individuals who are recommended through other means.

In fiscal 2005, Ashland settled a shareholder derivative lawsuit brought in 2002. In settling the action, Ashland agreed, among other things, to solicit from its major shareholders director candidates and to nominate a qualified candidate for election to the Board of Directors. A number of Ashland’s major shareholders have provided names of potential director candidates. Ashland’s G&N Committee has assessed the qualifications of those individuals and has contacted candidates to determine their interest in joining Ashland’s Board. To date, no candidate has been able to serve on Ashland’s Board.

Shareholder Nominations of Directors

In order for a shareholder to nominate a director at an Annual Meeting who is not otherwise nominated by the G&N Committee, Ashland’s By-laws require that a shareholder provide written notice of intent to nominate a director not later than 90 days prior to the Annual Meeting (if the Annual Meeting is held on the last Thursday in January). For an Annual Meeting held earlier than the last Thursday in January, notice must be given within 10 days of the first public disclosure of the date of the Annual Meeting. Public disclosure may include a public filing with the SEC.

The notice must contain the following information:

•	The name and address of the shareholder who intends to make the nomination and the name and address of the person(s) to be nominated;

•	A representation that the shareholder is a shareholder of record of Ashland Common Stock entitled to vote at such meeting and that the shareholder intends to appear in person or by proxy to make the nomination(s) specified in the notice;

•	A description of all arrangements or understandings between the shareholder and each nominee and any other person(s) pursuant to which the nomination(s) are to be made by the shareholder. The other person(s) must be named in the notice;

•	Information about each nominee that would be required in a proxy statement, according to the rules of the SEC, had the nominee been proposed by the Board of Directors;

•	The consent of each nominee to serve as a director if so elected; and

•	A representation as to whether or not the shareholder will solicit proxies in support of his or her nominee(s).

The chairman of any meeting of shareholders to elect directors and the Board of Directors may refuse to acknowledge any nomination that is not made in compliance with the procedure described above or if the shareholder fails to comply with the representations set forth in the notice.

ASHLAND COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to each person known to Ashland to beneficially own more than 5% of the outstanding shares of Ashland Common Stock as of September 30, 2006.

Name and Address of Beneficial Owner	Amount and Nature of Common Stock Beneficial Ownership		Percent of Class of Common Stock
Fidelity Management Trust Company 82 Devonshire Street Boston, Massachusetts 02109	6,706,530	(1)	10.03%
Goldman Sachs and Company 85 Broad Street New York, New York 10004	5,744,920	(2)	8.59%
Fidelity Management and Research Company 82 Devonshire Street Boston, Massachusetts 02109	5,652,820	(3)	8.46%

(1)	As of September 30, 2006, Fidelity Management Trust Company (“FMT”) was the record owner of 6,706,530 shares of Ashland Common Stock. These shares include 4,031,803 shares held by it as Trustee of the LESOP and 2,674,727 shares held by it as Trustee of the Employee Savings Plan. FMT will vote shares allocated to a participant’s LESOP and Employee Savings Plan account as instructed by the participant. This instruction also applies to a proportionate number of those shares of Ashland Common Stock allocated to participants’ accounts but for which voting instructions are not timely received by the Trustee. FMT disclaims beneficial ownership of these shares.

(2)	Based upon a Form 13F filed with the SEC for the quarter ended September 30, 2006, Goldman Sachs and Company (“Goldman”) was the beneficial owner of 5,744,920 shares of Ashland Common Stock. According to information supplied to Ashland, Goldman has sole voting power for 4,448,951 of these shares and no voting power for 1,295,969 of these shares. Goldman has sole dispositive power for these shares.

(3)	Based upon a Form 13F filed with the SEC for the quarter ended September 30, 2006, Fidelity Management and Research Company (“Fidelity Management”) was the beneficial owner of 5,428,397 shares of Ashland Common Stock. In addition, Fidelity International Limited (“FIL”) was the beneficial owner of 114,900 shares of Ashland Common Stock, Fidelity Management Trust Company was the beneficial owner of 109,485 shares and Strategic Advisors, Inc. was the beneficial owner of 38 shares. According to information supplied to Ashland, of the 5,652,820 shares beneficially owned by Fidelity Management and its affiliates, Fidelity Management’s parent corporation, FMR Corp., had sole voting power for 471,014 shares, no voting power for 5,181,806 shares and sole dispostive power for all shares reported.

ASHLAND COMMON STOCK OWNERSHIP OF DIRECTORS

AND CERTAIN OFFICERS OF ASHLAND

The following table shows as of November 1, 2006, the common stock ownership of all directors and executive officers of Ashland named in the Summary Compensation Table on page 27 of this Proxy Statement and common stock ownership of the directors and executive officers of Ashland as a group.

Common Stock Ownership

Name of Beneficial Owner	Aggregate Number of Shares of Common Stock Beneficially Owned
James. J. O’Brien	492,577	(1)(2)(3)(4)
J. Marvin Quin	298,357	(1)(2)(3)
Gary A. Cappeline*	74,733	(1)(3)(5)
David L. Hausrath	140,376	(1)(2)(3)(5)
Frank L. Waters	109,130	(1)(2)(3)(4)(8)
R. Kirk Randolph**	48,040	(1)(2)(3)
Ernest H. Drew	42,716	(2)(6)(7)(8)
Roger W. Hale	29,862	(2)(6)(7)(8)
Bernadine P. Healy	33,438	(2)(6)(7)
Mannie L. Jackson	36,276	(2)(6)(7)
Kathleen Ligocki	14,648	(2)(6)(7)
Patrick F. Noonan***	48,214	(2)(6)(7)
George A. Schaefer, Jr.	20,210	(6)(7)
Theodore M. Solso	32,648	(2)(6)(7)
John F. Turner****	0
Michael J. Ward	28,652	(2)(6)(7)
All directors and current executive officers as a group (21 people)	1,637,500	(1)(2)(4)(5)(7)(8)(9)

*	Effective October 9, 2006, Mr. Cappeline was no longer an executive officer of Ashland.

**	Effective August 28, 2006, as a result of the sale of Ashland Paving And Construction, Inc. (together with its subsidiaries, “APAC”), to Oldcastle Materials, Inc. (the “APAC Transaction”), Mr. Randolph was no longer an executive officer of Ashland.

***	Mr. Noonan will retire from Ashland’s Board on January 25, 2007.

****	Mr. Turner was elected to Ashland’s Board on November 16, 2006.

None of the listed individuals owned more than 1% of Ashland’s Common Stock outstanding as of the Record Date. All directors and executive officers as a group owned 1,637,500 shares of Ashland Common Stock, which equaled 2.57% of the Ashland Common Stock outstanding on the Record Date. Shares of Ashland Common Stock outstanding on the Record Date include shares deemed to be outstanding for computing the percentage ownership of the applicable person, but are not deemed to be outstanding for computing the percentage ownership of any other person.

(1)	Includes shares of Ashland Common Stock held under the Employee Savings Plan and/or the LESOP by executive officers. Participants can vote the Employee Savings Plan and the LESOP shares, and can invest in numerous investment options available under the Employee Savings Plan.

(2)

Includes stock units (share equivalents) held by executive officers in the Ashland Common Stock Fund under Ashland’s deferred compensation plans for employees (the “Employees’ Deferral Plan”) or by directors under the Directors’ Deferral Plan. When an executive officer terminates employment with Ashland, payout of stock units invested in the Ashland Common Stock Fund in the Employees’ Deferral

Plan representing compensation earned prior to October 1, 2000, will be paid out in cash or Ashland Common Stock as he or she may elect. Payout of all other stock units invested in the Ashland Common Stock Fund in the Employees’ Deferral Plan will be paid out in Ashland Common Stock. When a director terminates service on the Board of Directors, payout of stock units included in the Ashland Common Stock Fund in the Directors’ Deferral Plan will be paid out in cash or Ashland Common Stock as he or she may elect.

(3)	Includes shares of Ashland Common Stock with respect to which each of the individuals has the right to acquire beneficial ownership within 60 calendar days after November 1, 2006, through the exercise of stock options or stock appreciation rights (“SARs”): as to Mr. O’Brien, 343,579 shares; Mr. Quin, 147,037 shares; Mr. Cappeline, 43,722 shares; Mr. Hausrath, 95,654 shares; Mr. Waters, 72,132 shares; and Mr. Randolph, 29,733 shares. These options and SARs include an adjustment to maintain their intrinsic value resulting from the Special Dividend.

(4)	Includes restricted shares of Ashland Common Stock deferred into stock units (share equivalents) in the Ashland Common Stock Fund in the Employees’ Deferral Plan: as to Mr. O’Brien, 92,305 shares; and Mr. Waters, 14,399 shares; and as to all current executive officers as a group, 135,105 shares.

(5)	Includes restricted shares of Ashland Common Stock: as to Mr. Cappeline, 25,000 shares; Mr. Hausrath, 20,000 shares; and as to all current executive officers as a group, 38,650 shares.

(6)	Includes shares of Ashland Common Stock with respect to which each of the directors has the right to acquire beneficial ownership within 60 calendar days after November 1, 2006, through the exercise of stock options: as to Messrs. Drew, Hale, Noonan and Ms. Healy, 20,036 shares; as to Messrs. Solso, Ward and Ms. Ligocki, 12,912 shares; as to Mr. Jackson, 2,937 shares; and as to Mr. Schaefer, 16,474 shares. These options include an adjustment to maintain their intrinsic value resulting from the Special Dividend.

(7)	Includes restricted shares of Ashland Common Stock: as to Messrs. Drew, Hale, Jackson, Schaefer, Solso and Ward, and Mmes. Healy and Ligocki, 1,000 shares; and as to Mr. Noonan, 2,000 shares.

(8)	Includes shares of Ashland Common Stock held under the DRP, which provides participants with voting power with respect to such shares.

(9)	All directors and current executive officers as a group have the right to acquire beneficial ownership of 1,000,002 shares of Ashland Common Stock within 60 calendar days after November 1, 2006, through the exercise of stock options and SARs. These options and SARs include an adjustment to maintain their intrinsic value resulting from the Special Dividend.

PERSONNEL AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Description of the P&C Committee of the Board of Directors:

•	Comprised entirely of independent members; and

•	Key executive compensation responsibilities include the review, recommendation and approval of changes to Ashland’s executive compensation policies and programs and the review and approval of all compensation payments to the Chief Executive Officer and Ashland’s other executive officers.

Principles and Objectives of Ashland’s Executive Compensation Program:

•	Compensation arrangements shall emphasize pay for performance and encourage retention of those employees who enhance Ashland’s performance for the benefit of Ashland’s shareholders;

•	Compensation arrangements shall promote ownership of Ashland stock to align the interests of management and shareholders;

•	Compensation arrangements shall maintain an appropriate balance between base salary and long-term and annual incentive compensation. Approximately one-fifth of the Chief Executive Officer’s annualized total compensation is fixed base salary. Approximately one-fourth of other executive officers total compensation is fixed base salary. The remaining compensation is variable and based on Ashland’s financial performance. These percentages assume target financial performance is met. If financial performance is greater than target levels, the variable compensation elements pay more and comprise a larger percentage of total compensation. If financial performance does not meet target, then the variable compensation elements pay less and comprise a smaller percentage of total compensation;

•	In approving compensation, the recent compensation history of the executive officer, including special or unusual compensation payments, is taken into consideration;

•	Cash incentive compensation for plans for executive officers shall link pay to achievement of financial goals set in advance by the P&C Committee;

•	The total compensation program will be competitive with the types of companies with which Ashland competes for top management talent; and

•	Most importantly, shareholder and management interests will be joined to achieve superior performance which should translate into a superior total return to Ashland’s shareholders.

Ashland’s Executive Compensation Program is designed to:

•	Be performance-oriented, with a significant portion of executive compensation being “at risk,” with more than 50% of the maximum potential executive compensation being provided by annual and long-term incentives;

•	Provide total compensation opportunities that are comparable to the opportunities provided at similarly-sized general industry companies and by a group of companies of similar size and diversity to Ashland (the “Compensation Peer Group”) (this Compensation Peer Group contains different companies from the peer group selected for comparison in the Five-Year Cumulative Total Return Performance Graph on page 32 of this Proxy Statement); and

•	Include three primary components: (1) base salary; (2) annual incentive bonus; and (3) long-term incentive program consisting of stock options, stock appreciation rights, restricted shares and performance shares/units.

Outside Compensation Consultant’s Review

During fiscal 2006, the P&C Committee retained an outside consultant to assess Ashland’s executive compensation program. The assessment of the executive compensation program consisted of a review of the competitiveness of compensation provided to Ashland’s key executives, Ashland’s peer group for pay and performance comparisons, Ashland’s annual and long-term incentive plans, Ashland’s executive stock ownership guidelines and Ashland’s executive employment agreements for key executives.

At the November 2006 P&C Committee meeting, the consultant reviewed its results with the P&C Committee and made several recommendations. Based on the consultant’s recommendations and a discussion among the P&C Committee’s members regarding pay philosophy and the competitive positioning of Ashland’s executive compensation program compared to peer and general industry companies, the P&C Committee decided not to make significant changes to the base salaries of Ashland executives. For fiscal 2007, the annual incentive target bonus opportunities will remain at current levels with incentive performance targets set at levels that reflect above-market performance. In addition, the individual performance component was removed from the annual incentive plan. Future long-term compensation awards will be comprised of approximately 50% performance share awards and 50% stock appreciation rights. The target opportunities under the performance share awards will be reduced from the 75th percentile against the established peer group, to the 50th percentile. The performance maximum, which represents a level of performance that exceeds the target, will be increased from 150% to 200% of the target award.

Description of the primary components: base salary, annual incentive bonus and long-term incentives consisting of stock options, stock appreciation rights, restricted shares and performance shares/units:

Base Salary

Annual salary is designed to compensate executives for their sustained performance. Base salary levels for executive officers are typically reviewed each year by the P&C Committee and are generally positioned at the median salary level of the general industry companies and the Compensation Peer Group. In addition, consideration is given to individual experience as well as individual and business unit performance, with the net effect of some executives exceeding the median while others are below the median. Increases in base salaries generally occur annually following review by the P&C Committee.

Annual Incentive Bonus

Incentive compensation for executives is awarded annually, with 20% based upon the participant’s individual performance for the last fiscal year and 80% based upon Ashland’s operating performance or a combination of overall Ashland and division performance. Within 120 days after the beginning of each fiscal year, performance hurdle, target and maximum objectives (as described below) are established for the upcoming year. Awards for the Chief Executive Officer and certain other executive officers are based upon overall Ashland performance as well as the performance of Ashland’s business sectors. Awards for other executives and employees are based upon the performance of Ashland’s wholly-owned divisions. Awards for division employees are based primarily on division performance.

For fiscal 2006, the objectives were set with respect to cash flow, sector operating income and division operating income.

The performance hurdle is the minimum performance that must be achieved to earn a payout under Ashland’s operating performance or division performance portion of the objective. The performance target is the expected, or in some cases the budgeted performance for Ashland or the division. The performance maximum represents a level of performance that exceeds the target or the budget. If maximum performance is achieved, the incentive earned is 150% of the incentive opportunity earned at target performance. A participant’s targeted incentive payout is generally a fixed percentage of his or her salary and is dependent upon the participant’s salary band and position.

When in the exercise of the P&C Committee’s discretion sufficient reasons exist, the P&C Committee may revise performance objectives and the amount to be paid out upon the attainment of such objectives. The performance objectives were not modified for fiscal 2006, but the P&C Committee considered certain one-time gains and losses in its determination of Ashland’s and its operating divisions’ financial performance.

Long-Term Incentive Compensation

Restricted Shares, Stock Options and Stock Appreciation Rights (“SARs”)

Pursuant to Ashland’s incentive plans, the P&C Committee may award restricted shares of Ashland Common Stock to key employees. The restricted share award is intended to reward superior performance and encourage continued employment with Ashland. The restricted shares may not be sold, assigned, transferred or otherwise encumbered during the restricted period.

Ashland’s employee stock option and SARs program is a long-term plan designed to link executive compensation with increased shareholder value over time. In determining the amount of stock options or SARs to be granted annually to key employees, a target number of shares for each employee grade level is established. All stock options and SARs are granted with an exercise price equal to the fair market value of Ashland Common Stock on the date of grant and are not re-valued if the stock price declines below the grant price. Vesting of awards generally occurs over a period of three years.

The P&C Committee did not award any stock options or SARs to Ashland’s executive officers or other employees during fiscal 2006. However, the P&C Committee did award SARs to Ashland’s executive officers and certain other key employees on November 15, 2006. At that time, the named executive officers were granted SARs as follows: Mr. O’Brien, 110,000 SARs; Mr. Quin, 29,000 SARs; Mr. Hausrath, 25,200 SARs; and Mr. Waters, 12,300 SARs. All SARs were granted at an exercise price of $65.78 per share, the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on November 15, 2006. Neither Mr. Cappeline nor Mr. Randolph were granted SARs on November 15, 2006.

Stock options granted between September 1998 and September 2003 include a restoration feature. Participants are eligible for restoration options equal to the number of shares of Ashland Common Stock surrendered to Ashland in payment of the exercise price of the original option. The restoration feature is available only when the market price of Ashland Common Stock on the date of the exercise of the original option is at least 25% above the original option exercise price. In addition, shares received upon the exercise of the original option award must be held for at least two years. Restoration options are granted as nonqualified stock options at fair market value and have a term equal to the remaining term of the original option.

Long-Term Incentive Program (“LTIP”) — Performance Shares/Units

The performance share/unit program for certain key employees is a long-term incentive tied to Ashland’s performance. Awards are granted annually, with each award covering a three-year performance cycle.

Within 120 days after the beginning of the performance period, performance hurdle and target and maximum objectives (as described below) are established for the upcoming performance period. The number of performance shares/units awarded is based on the employee’s salary and position. Target awards under the annual program range from 30% to 200% of an employee’s base salary.

The performance hurdle is the minimum performance that must be achieved to earn a payout under the stated objectives. The performance target represents 70th percentile performance against the established peer group. The performance maximum represents a level of performance that exceeds the target. If maximum performance is achieved, the award earned is 150% of the award earned at target performance. The P&C Committee has the discretion to revise performance objectives and the amount to be paid out upon the attainment of such objectives. The performance objectives were not modified for 2006 but the P&C Committee considered certain one-time gains and losses in its determination of Ashland’s and its sectors’ financial performance.

Awards for the performance period are based on achievement of the following performance objectives and corresponding weights established by the P&C Committee at the beginning of the performance period:

2004-2006 Performance Period

•	The Chief Executive Officer, Senior Vice President and Chief Financial Officer and Senior Vice President and General Counsel:

-	For fiscal 2004, a target (i) Ashland return on equity (50%) and (ii) weighted return on investment of the wholly-owned divisions (50%);

-	For fiscal 2005, a target (i) Ashland return on investment (50%) and (ii) weighted return on investment of the wholly-owned divisions (50%); and

-	For fiscal 2006, a target return on investment for the Chemical Sector (50%) and Transportation Construction Sector (50%).

•	Ashland resource group employees (not specifically focused on one division):

-	For fiscal 2004, a target (i) Ashland return on equity (50%) and (ii) weighted return on investment of the wholly-owned divisions (50%);

-	For fiscal 2005, a target (i) Ashland return on investment (50%) and (ii) weighted return on investment of the wholly-owned divisions (50%); and

-	For fiscal 2006, a target return on investment for the Chemical Sector (75%) and Transportation Construction Sector (25%) for Chemical Sector-focused and Ashland-focused resource group employees.

•	Division presidents and division-focused employees:

-	For fiscal 2004, a target (i) Ashland return on equity (20%) and (ii) return on investment for the applicable division (80%);

-	For fiscal 2005, a target (i) Ashland return on investment (20%) and (ii) return on investment for the applicable division (80%); and

-	For fiscal 2006, a target (i) return on investment for the Chemical Sector (75%) and the Transportation Construction Sector (25%) for division-focused employees within the Chemical Sector; and a target return on investment for the Transportation Construction Sector (75%) and the Chemical Sector (25%) for Transportation Construction Sector-focused employees.

2005-2007 Performance Period

•	The Chief Executive Officer, Senior Vice President and Chief Financial Officer and Senior Vice President and General Counsel:

-	For fiscal 2005, a target (i) Ashland return on investment (30%) and (ii) return on investment of the wholly-owned divisions (70%);

-	For fiscal 2006, a target return on investment for the Chemical Sector (50%) and Transportation Construction Sector (50%); and

-	For fiscal 2007, a target Ashland return on investment (100%).

•	Ashland resource group employees (not specifically focused on one division):

-	For fiscal 2005, a target return on investment of the wholly-owned divisions (100%);

-	For fiscal 2006, a target return on investment for the Chemical Sector (75%) and Transportation Construction Sector (25%) for Chemical Sector-focused and Ashland-focused employees; and

-	For fiscal 2007, a target Ashland return on investment (100%).

•	Chemical Sector-focused employees:

-	For fiscal 2005, a target (i) return on investment of the wholly-owned divisions (80%) and (ii) return on investment for the applicable division (20%);

-	For fiscal 2006, a target return on investment for the Chemical Sector (75%) and Transportation Construction Sector (25%) for Chemical Sector-focused and Ashland-focused employees; and

-	For fiscal 2007, a target Ashland return on investment (100%).

•	Transportation Construction Sector-focused employees:

-	For fiscal 2005, a target (i) return on investment of the wholly-owned divisions (60%) and (ii) return on investment of APAC (40%); and

-	For fiscal 2006, a target return on investment for the Transportation Construction Sector (75%) and Chemical Sector (25%).

2006-2008 Performance Period

•	The Chief Executive Officer, Senior Vice President and Chief Financial Officer and Senior Vice President and General Counsel:

-	For fiscal 2006, a target return on investment for the Chemical Sector (50%) and Transportation Construction Sector (50%); and

-	For fiscal 2007 and 2008, a target Ashland return on investment (100%).

•	Other Ashland employees:

-	For fiscal 2006, a target return on investment for the Chemical Sector (75%) and Transportation Construction Sector (25%); and

-	For fiscal 2007 and 2008, a target Ashland return on investment (100%).

For the 2004-2006, 2005-2007 and 2006-2008 Performance Periods, a peer group has been established for Ashland and each of the wholly-owned divisions. On an annual basis, Ashland’s return on equity, the division’s return on investment and the sector’s return on investment are measured against peer group performance to determine a score. At the end of the performance period, the annual scores are averaged to generate a final score. To achieve a target award, Ashland must achieve a performance of 70th percentile against its peers. As a result of the APAC Transaction, Transportation Construction Sector employees will be paid a prorated portion of any LTIP award for these performance periods calculated based upon the closing date of August 28, 2006.

Stock Ownership Philosophy

The P&C Committee and management believe that linking a significant amount of an executive’s current and potential future net worth to Ashland’s success, as reflected in the stock price, gives the executive a stake similar to that of Ashland’s shareholders and results in long-term management for the benefit of those shareholders.

Consistent with this philosophy, the Board of Directors has established stock ownership guidelines for Ashland’s executive officers and designated employees. These guidelines, which were updated at the November 2006 P&C Committee meeting, will be reviewed by the P&C Committee on a three-year cycle. Each employee has five years from the year the employee became covered by the ownership guideline to reach the minimum levels of Ashland Common Stock ownership as follows:

•	Chief Executive Officer: five times salary in shares of Ashland Common Stock;

•	Certain other executive officers: three times salary in shares of Ashland Common Stock; and

•	Certain other executives and employees designated by the P&C Committee: one times salary in shares of Ashland Common Stock.

Any executive officer who acquires Ashland shares by exercising options or SARs granted after February 2005, must retain 50% of the net shares acquired for at least 12 months or such earlier time as the individual ceases to be an executive officer of Ashland.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of compensation that Ashland can deduct in a tax year for compensation paid to each of its five most highly compensated executive officers. However, there is no limitation on the deductibility of certain performance-based compensation paid to these officers. Ashland can qualify certain types of compensation under the annual incentive bonus plan and long-term incentive program as performance-based compensation for purposes of Section 162(m) if it complies with certain conditions in the design and administration of these plans. Base salary and time-vested restricted stock are not considered performance-based compensation for purposes of Section 162(m).

The P&C Committee will make reasonable efforts, consistent with sound executive compensation principles and the needs of Ashland, to ensure that future amounts paid to its executive officers will be deductible by Ashland. Although P&C Committee attempts to preserve the tax deductibility of compensation paid to these officers, it may authorize payments that might not be deductible if it believes that such payments are in the best interest of Ashland and its shareholders.

Employment Agreements

Ashland has employment agreements in place with certain of its executive officers which are described under Executive Employment Agreements and Other Arrangements on page 31 of this Proxy Statement. The P&C Committee reviewed and evaluated officer tally sheets that summarized Ashland’s contractual obligations under various termination scenarios pursuant to the employment agreements. The P&C Committee concluded that the terms of these agreements were appropriate; however, certain modifications to the agreements were made based on the recommendation of the consultants.

Other Plans

Ashland also maintains pension, insurance and other benefit plans for its employees. Executives and other highly compensated employees participated in these plans during fiscal 2006 on the same terms as other eligible employees, subject to any legal limits on the amounts that could be contributed or paid to executives under the plans. In addition to the foregoing benefit plans, executives and other highly compensated employees are eligible to participate in a non-qualified excess benefit pension plan and a non-qualified Supplemental Early Retirement Plan. For further information about these plans, see the discussion under the Pension Plans description on pages 29-31 of this Proxy Statement.

Compensation of the Chief Executive Officer

•	Fiscal 2006 Performance

	Year Ended September 30
	2006	2005
	(In millions except earnings per share)
Sales and operating revenues	$7,233	$6,731
Operating income
Ongoing businesses	$170	$185
Refining and Marketing	—	486

Total operating income	$170	$671

Income from continuing operations
Ongoing businesses	$188	$161
(Loss) gain on MAP Transaction and loss on debt repayment	(5)	1,531
Businesses sold in MAP Transaction and interest eliminated	—	266

Total income from continuing operations	$183	$1,958

Diluted earnings per share from continuing operations
Ongoing businesses	$2.60	$2.15
(Loss) gain on MAP Transaction and loss on debt repayment	(0.07)	20.51
Businesses sold in MAP Transaction and interest eliminated	—	3.57

Total diluted earnings per share from continuing operations	$2.53	$26.23

•	Fiscal 2006 CEO Compensation

In setting Mr. O’Brien’s compensation for 2006, the Board of Directors conducted a review of Mr. O’Brien’s performance and considered his strong leadership, Ashland’s financial performance and strategic repositioning of the Company. Accordingly, Mr. O’Brien received a 10.3% base salary increase of $95,000 during fiscal 2006. Mr. O’Brien’s base salary is positioned at the median of the general industry companies and Compensation Peer Group. Mr. O’Brien received a bonus of $1,159,000 for fiscal 2006, which was calculated on the basis of Mr. O’Brien’s individual performance, Ashland’s business sector operating income, and cash flow.

Mr. O’Brien received an LTIP award of $1,289,964 for the 2003-2005 performance period in February 2006 and will receive an LTIP payout for the fiscal 2004-2006 performance period, subject to P&C Committee approval, in February 2007.

Summary

The P&C Committee believes that the compensation provided to Ashland’s executive officers will create a strong linkage and alignment with the long-term best interests of Ashland and its shareholders.

PERSONNEL AND COMPENSATION

COMMITTEE

Theodore M. Solso, Chairman

Mannie L. Jackson

Kathleen Ligocki

Patrick F. Noonan

Michael J. Ward

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table is a summary of compensation information for each of the last three fiscal years ended September 30, 2006, 2005, and 2004, for the Chief Executive Officer of Ashland and each of the other four most highly compensated executive officers as of September 30, 2006. In addition, information is provided for one executive officer who would have been included as one of the four other most highly compensated executive officers as of September 30, 2006, but for his resignation prior to that date.

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary (1)	Bonus (2)	Other Annual Compen- sation (3)	Restricted Stock Awards (4)	Securities Underlying Options/ SARs #	LTIP Payouts (5)	All Other Compen- sation (6)
James J. O’Brien Chairman of the Board and Chief Executive Officer	2006 2005 2004	$983,258 883,984 816,427	$1,159,000 1,487,800 1,487,405	$12,922 13,487 5,257	$0 0 0	0 130,000 150,000	$1,289,964 0 0	$51,579 47,048 43,550

J. Marvin Quin Senior Vice President and Chief Financial Officer	2006 2005 2004	513,007 494,915 474,620	430,000 646,400 603,354	0 0 0	0 0 0	0 35,000 35,000	722,428 0 0	27,075 26,714 23,565

Gary A. Cappeline* Former Senior Vice President; and Former President and Chief Operating Officer, Chemical Sector	2006 2005 2004	493,750 481,301 431,978	308,000 437,760 589,344	2,290 5,272 5,257	0 0 1,165,000	0 35,000 35,000	604,657 0 124,778	26,786 25,803 25,126

David L. Hausrath Senior Vice President and General Counsel	2006 2005 2004	400,624 383,491 325,034	349,000 551,000 471,371	0 0 0	0 0 932,000	0 35,000 25,000	483,847 0 0	21,348 20,403 17,596

Frank L. Waters Vice President; and President, Ashland Performance Materials and Ashland Water Technologies	2006 2005 2004	320,859 309,322 283,162	289,000 366,606 352,647	0 15,107 7,260	0 0 0	0 20,000 15,000	623,770 0 0	17,177 16,125 15,380

R. Kirk Randolph** Former Vice President; and Former President, APAC	2006 2005 2004	330,787 226,514 210,796	420,000 27,724 124,618	0 13,994 4,387	0 438,750 0	0 20,000 3,032	82,252 0 0	16,717 11,909 11,593

*	Effective October 9, 2006, Mr. Cappeline was no longer an executive officer of Ashland.

**	Effective August 28, 2006, as a result of the APAC Transaction, Mr. Randolph was no longer an executive officer of Ashland.

(1)	For Messrs. O’Brien, Quin, Hausrath and Waters, the amount includes reimbursement under a vacation selling plan available generally to all employees.

(2)	Amounts shown in this column reflect incentive compensation payments. For Mr. O’Brien, the amount in fiscal 2004 also includes 2,000 shares of Ashland Common Stock awarded on August 3, 2004, based on the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape of $52.36. For Messrs. O’Brien, Quin and Hausrath, the amount in fiscal 2005 includes $400,000, $200,000 and $200,000, respectively, as additional incentive compensation for their efforts associated with the completion of the MAP Transaction.

(3)	Amounts shown in this column reflect reimbursement of taxes for the applicable named executives. None of the named executives received perquisites and other personal benefits, securities or property in excess of the lesser of $50,000 or 10% of total salary and bonus.

(4)

For Messrs. Cappeline and Hausrath, the 2004 calculation is based on the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on January 29, 2004, of $46.60 per

share. For Mr. Randolph, the 2005 calculation is based on the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on September 15, 2005, of $58.50 per share. As of September 30, 2006, the aggregate number of restricted shares of Ashland Common Stock held by the named executives, and the dollar value of such shares, was as follows: Mr. O’Brien, 100,822 shares ($6,430,444); Mr. Quin, 67,214 shares ($4,286,963); Mr. Cappeline, 25,000 shares ($1,594,500); Mr. Hausrath, 20,000 shares ($1,275,600); and Mr. Waters, 23,666 shares ($1,509,417). Messrs. O’Brien, Quin and Waters deferred their restricted stock into stock units (share equivalents) in the hypothetical Ashland Common Stock Fund of the Employees’ Deferral Plan. Dividends are paid during the restricted period on all restricted shares of Ashland Common Stock.

(5)	LTIP payouts for the fiscal 2004-2006 performance period, if any, will be paid out in February 2007. Amounts shown in this column for fiscal 2003-2005 performance period reflect amounts paid in February 2006 based on the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite tape on September 30, 2005 of $54.25 per share, and amounts shown in this column for the fiscal 2002-2004 performance period reflect amounts received based on the closing price of Ashland’s Common Stock as reported on the New York Stock Exchange Composite Tape on September 30, 2004 of $56.08 per share.

(6)	Amounts shown in this column reflect employer matching contributions under the Employee Savings Plan and the Employees’ Deferral Plan. In addition, for Mr. O’Brien, the fiscal 2006 amount includes $26 in imputed income attributable to the annual cost of the life insurance policy described in the discussion of the Estate Enhancement Program on page 31 of this Proxy Statement.

Stock Appreciation Right Grants

No option or SAR grants were made to executive officers during fiscal year 2006. However, the P&C Committee did award SARs to Ashland’s executive officers and certain other key employees on November 15, 2006. At that time, the named executive officers were granted SARs as follows: Mr. O’Brien, 110, 000 SARs; Mr. Quin, 29,000 SARs; Mr. Hausrath, 25,200 SARs; and Mr. Waters, 12,300 SARs. All SARs were granted at an exercise price of $65.78 per right, the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on November 15, 2006. Neither Mr. Cappeline nor Mr. Randolph were granted SARs on November 15, 2006.

Stock Option Exercises

The table below sets forth certain information with respect to stock option exercises during fiscal 2006 by each of the named executive officers and the status of their options as of September 30, 2006.

Aggregated Option Exercises in Fiscal Year 2006

And Fiscal Year End Values

Name	Shares Acquired on Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised in the Money Options at Fiscal Year-End (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
James J. O’Brien	69,742	$3,216,561	292,419	110,484	$6,131,020	$1,188,748
J. Marvin Quin	30,322	688,302	125,144	28,113	3,478,113	289,696
Gary A. Cappeline	48,514	1,203,537	37,211	28,113	630,175	289,696
David L. Hausrath	23,526	795,901	81,412	25,081	1,850,463	233,331
Frank L. Waters	0	0	61,393	14,549	1,475,370	137,366
R. Kirk Randolph	0	0	25,307	0	249,080	0

(1)	Based on the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on September 30, 2006, of $63.78 per share.

LTIP Awards

The following table shows all long-term incentive awards in fiscal 2006 to each of the named executive officers.

Long-Term Incentive Program

Awards in Fiscal Year 2006

			Estimated Future Payout Under Non-Stock Price-Based Plans (Performance Shares)
Name	Number of Performance Shares/ Units (#)(1)	Performance or Other Period Until Maturation or Payment (2)	Hurdle (#)(3)	Target (#)(3)	Maximum (#)(3)
James J. O’Brien	32,995	3 years	32,995	65,990	98,985
J. Marvin Quin	8,847	3 years	4,424	8,847	13,271
Gary A. Cappeline (4)	8,675	3 years	4,338	8,675	13,013
David L. Hausrath	6,956	3 years	3,478	6,956	10,434
Frank L. Waters	5,529	3 years	2,765	5,529	8,294
R. Kirk Randolph (5)	5,797	3 years	2,899	5,797	8,969

(1)	Performance shares/units awarded are based on the executive’s salary level. The original amount of any award cannot exceed 400% of the executive’s then base salary. One performance share/unit is equal to one share of Ashland Common Stock on the payout date.

(2)	Each award covers a three-year period performance cycle. For further discussion of the performance objectives to be achieved before payment is made which apply for each award made to the named executive officers, see the discussion under Long-Term Incentive Program (“LTIP”) — Performance Shares/Units in the P&C Committee Report on Executive Compensation on pages 20-26 of this Proxy Statement.

(3)	Payouts of performance shares/units are contingent upon achievement of the performance objectives referred to above. At the hurdle, or minimum performance level, payout will equal 50% of the award (100% for the Chief Executive Officer); at the target, payout will equal 100% of the award (200% for the Chief Executive Officer); and at the maximum performance, payout will equal 150% of the award (300% for the Chief Executive Officer).

(4)	Pursuant to Mr. Cappeline’s letter agreement with Ashland described under Executive Employment Agreements and Other Arrangements on page 31 of this Proxy Statement, he will receive a prorated share of any LTIP payout arising out of any fiscal 2006 LTIP Award based solely on his participation through the end of fiscal 2006.

(5)	Mr. Randolph resigned from Ashland effective August 28, 2006, as a result of the APAC Transaction. He will receive a prorated share of any LTIP payout arising out of any fiscal 2006 LTIP Award.

Pension Plans

Ashland maintains a qualified pension plan, a non-qualified excess benefit pension plan (the “Excess Plan”) and a non-qualified Supplemental Early Retirement Plan (the “SERP”). Benefits that would be payable under the qualified pension plan but for limits imposed by the Internal Revenue Code of 1986, as amended (the “Code”) are paid under the Excess Plan. The SERP allows eligible employees to retire prior to age 65 and provides benefits in addition to those provided for in the qualified plan and Excess Plan. For the highest paid eligible employees, including the named executive officers, benefits under the SERP are reduced by amounts payable under the qualified plan and the Excess Plan.

The following table shows the total combined estimated annual benefits payable under the qualified pension plan, the Excess Plan and the SERP to eligible salaried employees for years of service, assuming retirement at age 65.

Pension Plan Table

	Years of Service
Remuneration*	15	20	25	30	35
$500,000	187,500	250,000	250,000	250,000	250,000
600,000	225,000	300,000	300,000	300,000	300,000
800,000	300,000	400,000	400,000	400,000	400,000
1,000,000	375,000	500,000	500,000	500,000	500,000
1,200,000	450,000	600,000	600,000	600,000	600,000
1,400,000	525,000	700,000	700,000	700,000	700,000
1,600,000	600,000	800,000	800,000	800,000	800,000
1,800,000	675,000	900,000	900,000	900,000	900,000
2,000,000	750,000	1,000,000	1,000,000	1,000,000	1,000,000
2,200,000	825,000	1,100,000	1,100,000	1,100,000	1,100,000
2,400,000	900,000	1,200,000	1,200,000	1,200,000	1,200,000
2,600,000	975,000	1,300,000	1,300,000	1,300,000	1,300,000

*	The above table shows the approximate total pension payable to the highest paid eligible employees. For this purpose the total pension payable is the sum of the benefits payable from the SERP, the qualified pension and the Excess Plan. Because the normal form of payment under the qualified pension plan is a straight life annuity, the total benefit in the above table is expressed in terms of an annual straight life annuity. Nevertheless, benefits from the SERP and the Excess Plan are payable as lump sum benefits or may be deferred to the Employee’s Deferral Plan for payment up to 15 years after separation from service.

For the qualified pension plan and the Excess Plan, “remuneration” is the average annual earnings, which includes a participant’s salary during the highest consecutive 36-month period of the final 120-month period prior to the participant’s retirement, but excludes other forms of compensation included in the Summary Compensation Table. For the SERP, “remuneration” is the final average annual compensation, which includes, for the named executive officers and certain other highly compensated participants, salary plus incentive compensation received during the highest three years of the participant’s final seven years of employment.

Benefits are determined on a straight-life annuity basis, but in the case of the SERP and Excess Plan, benefits are then converted to a lump sum. There is no offset in benefits under the plans for Social Security benefits. Those amounts are, however, reduced by the actuarial value of 50% of the value of the participant’s LESOP account and the actuarial value of 50% of any shares forfeited under the LESOP because of limitations imposed by the Code. Participants in the Excess Plan and SERP may receive their retirement benefits in a lump-sum distribution or elect to defer the lump sum to the Employee Deferral Plan for payment up to 15 years after separation from service. For certain SERP participants who were age 55 or whose age and years of service equaled at least 80 on June 30, 2003, the lump-sum payment would be calculated using the figures reflected in the above table. For certain other SERP participants, the maximum plan benefit is computed as a lump sum of five times final average annual compensation during the highest 36 months of the participant’s final 84-month employment period. Such participants may defer all or part of a lump-sum payment through the Employee Deferral Plan.

The named executive officers currently have, respectively, the following years of “credited service” and “remuneration” covered by the plans: Mr. O’Brien, 27 years, $2,087,650, Mr. Quin, 33 years, $997,066, Mr. Hausrath, 25 years, $756,310, and Mr. Waters, 14 years, $632,357, Mr. Cappeline is expected to retire from Ashland on March 31, 2007. His benefits under the Ashland qualified pension plan, the Excess Plan and the SERP are described in the Executive Employment Agreements and Other Arrangements section below. As a result of the APAC Transaction, Mr. Randolph resigned from Ashland on August 28, 2006, with 20 years of service. He is eligible for benefits from the Ashland qualified pension plan, the Excess Plan and the SERP. Upon obtaining age 55, the estimated life annuity benefit payable from the qualified plan would be $46,773, on an annual basis and the estimated lump sum payment from the Excess Plan would be $180,724. Also at age 55, he will be entitled to a lump sum payable from the SERP of $1,524,392.

The qualified pension plan will terminate and the funds in the plan as well as any excess assets are subject to distribution to participants upon a “change in control” of Ashland (as defined in the qualified plan). Under the Excess Plan and the SERP, a “change in control” of Ashland (as defined in the applicable plan) prevents either plan from being amended by a new owner, unless a majority of the Board of Directors who were directors before the change in control provides written consent to the amendment. Additionally, under the SERP, upon a “change in control” of Ashland (as defined in the SERP), eligible employees may, at their election, retire at an earlier age than otherwise permitted under the SERP and be credited with additional years of age and service for purposes of computing their SERP benefit.

Estate Enhancement Program

In 1999, the Board of Directors adopted an Estate Enhancement Program (the “Program”) for the benefit of Ashland’s executive officers and non-employee directors. Mr. O’Brien is the only executive officer participating in the Program. For further information about the Program, see the discussion under the Estate Enhancement Program on pages 12-13 of this Proxy Statement. In January 2005, the Board prospectively terminated the Program.

Executive Employment Agreements and Other Arrangements

The named executive officers (except Messrs. Cappeline and Randolph), as well as certain other executives, have employment agreements with Ashland which provide that, in the event any such executive’s employment is terminated without cause, such executive shall be entitled to receive payment of his highest salary during the prior two fiscal years for a period of two years after his or her employment. If any such executive is terminated without cause, or if such executive resigns for good reason, within two years after a change in control of Ashland, such executive would receive a payment equal to three times the highest of such executive’s annual compensation, including salary and annual incentive compensation, during the prior three fiscal years preceding the change in control. In addition, certain benefits continue for periods up to two years after termination of employment. The terms “cause,” “good reason” and “change in control” are defined in the agreements.

Effective October 9, 2006, Gary A. Cappeline was no longer an executive officer of Ashland and has elected to retire from Ashland on or before March 31, 2007 (the “Release Date”). In connection with Mr. Cappeline’s retirement, Ashland and Mr. Cappeline entered into a letter agreement effective November 10, 2006 (the “Letter Agreement”), which supersedes the executive employment agreement described above. This Letter Agreement sets forth terms to be included in a Separation Agreement and General Release (the “Separation Agreement”) to be executed upon the Release Date. The Separation Agreement provides for a lump sum payment equivalent to 24 months of base pay, in the amount of approximately $1,012,000, plus interest, to be paid on or about the first day of the seventh calendar month following the month in which his Release Date occurs. If Mr. Cappeline resigns from Ashland before March 31, 2007, the total additional base pay that would have been earned through that date will be added to his lump sum payment. The Separation Agreement will also include a general release of Ashland and a two-year non-competition and non-solicitation restriction.

Mr. Cappeline’s participation in most of Ashland’s benefit plans will end at the Release Date, and his restricted stock, stock options and SARs will vest on the Release Date. Mr. Cappeline will receive a prorated portion of any LTIP Awards for the performance periods which include fiscal 2006 (when and if such awards are paid to other Ashland employees) based solely upon his participation through the end of fiscal 2006. Assuming retirement on March 31, 2007, Mr. Cappeline would have 26 years of service and will be eligible for benefits from the Ashland qualified pension plan, the Excess Plan and the SERP. He would then be entitled to an estimated life annuity benefit payable from the qualified plan of $36,934, on an annual basis, and the estimated lump sum payment from the Excess Plan of $1,034,937. He would also be entitled to an estimated lump sum payable from the SERP of $3,106,748.

FIVE-YEAR TOTAL RETURN PERFORMANCE GRAPH

The following graph compares Ashland’s five-year cumulative total shareholder return with the cumulative total return of the Standard & Poor’s 500 index and a peer group of companies. The cumulative total shareholder return for each of these groups assumes the reinvestment of dividends.

[1]	Ashland’s fiscal 2005 results include the receipt by Ashland’s shareholders of Marathon Oil Corporation stock in the amount of approximately $12.62 per Ashland share (0.2364 shares x $53.37 of Marathon value). Ashland’s five-year cumulative total return index is 187 when the Marathon distribution is excluded.

[2]	Ashland’s Peer Group five-year cumulative total return index reflects Petroleum Refining and Marketing peers for fiscal 2002 through 2005. Ashland’s former Petroleum Refining and Marketing operations consisted primarily of its 38% interest in Marathon Ashland Petroleum LLC which was transferred on June 30, 2005, along with two other businesses to Marathon Oil Corporation. Ashland’s Peer Group five-year cumulative total return index is 271 when the Petroleum Refining and Marketing peer total returns for the three months ended September 30, 2005 are excluded. Ashland’s Peer Group five-year cumulative total return index reflects Highway Construction peers for the entire five-year period. Ashland’s former Transportation Construction operations consisted of Ashland Paving And Construction, Inc. which was sold on August 28, 2006, to Oldcastle Materials, Inc.

The peer group consists of the following industry indices:

•	Highway Construction Portfolio: Standard & Poor’s 500 Construction Materials (Large-Cap), Standard & Poor’s 400 Construction Materials (Mid-Cap), and Standard & Poor’s 600 Construction Materials (Small-Cap).

•	Specialty Chemical Production, Distribution, and Motor Oil and Car Care Products Portfolio: Standard & Poor’s 500 Specialty Chemicals (Large-Cap), Standard & Poor’s 400 Specialty Chemicals (Mid-Cap), Standard & Poor’s 600 Specialty Chemicals (Small-Cap), and Standard & Poor’s 400 Diversified Chemicals (Mid-Cap).

•	Petroleum Refining and Marketing Portfolio: Standard & Poor’s 500 Oil & Gas Refining & Marketing & Transportation (Large-Cap), Standard & Poor’s 400 Oil & Gas Refining & Marketing & Transportation (Mid-Cap) (index was discontinued by Standard & Poor’s on April 28, 2006), and Standard & Poor’s 600 Oil & Gas Refining & Marketing & Transportation (Small-Cap) (index has been in existence from the last quarter of fiscal 2002 forward and initially consisted only of Frontier Oil Corp.; the results for Frontier Oil Corp. have been included for prior periods to give complete information).

As of September 30, 2006, the aforementioned indices consisted of 34 companies. The annual returns for the companies or indices in each of the portfolios have been weighted by their respective beginning-of-year market capitalization. Each portfolio is then weighted to reflect Ashland’s annual invested capital in each of these lines of business with the annual return for the peer group represented by the sum of these weighted portfolios.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of five independent directors and operates under a written charter adopted by the Board of Directors. At its November 2006 meeting, the Board determined that all current Audit Committee members – Messrs. Hale, Drew, Schaefer, Ward and Ms. Healy – are independent as defined by SEC rules and the listing standards of the New York Stock Exchange, which apply to Ashland. Each member of the Audit Committee is a financial expert as defined by SEC rules. The Audit Committee assists in fulfilling the oversight responsibilities of the Board relating to Ashland’s financial reporting process, its implementation and maintenance of effective internal control over financial reporting, the internal audit function, the independent auditors’ qualifications and independence, its legal compliance programs, and its risk management programs. During fiscal 2006, the Audit Committee met six times. The Audit Committee also met on four occasions to discuss and review Ashland’s quarterly earnings and the associated press releases.

Ernst & Young LLP (“E&Y”), an independent registered public accounting firm, was engaged to audit Ashland’s consolidated financial statements and to issue an opinion on whether such statements present fairly, in all material respects, Ashland’s consolidated financial position, results of operations and cash flows in conformity with U.S. generally accepted accounting principles. E&Y was also engaged to audit and to issue an opinion on the effectiveness of Ashland’s internal control over financial reporting and on the effectiveness of management’s assessment of Ashland’s internal control over financial reporting. The Audit Committee reviewed and discussed with management and E&Y the audited financial statements, management’s assessment of the effectiveness of Ashland’s internal control over financial reporting, and E&Y’s evaluation of the Ashland’s internal control over financial reporting. The Audit Committee further reviewed E&Y’s judgment as to the quality and acceptability of Ashland’s accounting principles, financial reporting process and controls, and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States). In addition, the Audit Committee reviewed E&Y’s independence from management and Ashland including the matters in the written disclosures required by the Independence Standards Board.

The Audit Committee has considered whether the provision of audit-related and other non-audit services by E&Y is compatible with maintaining E&Y’s independence and has concluded that E&Y’s independence is not compromised by the provision of such services.

In addition, the Audit Committee has adopted strict guidelines on the use of E&Y to provide non-audit services. Prior to engagement, the Audit Committee pre-approves services performed by E&Y by category of service. The fees are budgeted and the Audit Committee requires the independent auditors and management to report actual fees, and any variance from budgeted fees, throughout the fiscal year. Circumstances may arise that require engaging the independent auditors for additional circumstances not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditors.

The Audit Committee also discussed with Ashland’s internal and independent auditors the overall scopes and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Ashland’s internal controls, and the overall quality of Ashland’s financial reporting. The Audit Committee has reviewed Ashland’s activities aimed at compliance with the Sarbanes-Oxley Act of 2002 at each of its six meetings and at each of the four earnings release meetings held in 2006.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that Ashland’s consolidated financial statements be accepted for inclusion in its Annual Report on Form 10-K for the year ended September 30, 2006, for filing with the SEC. The Audit Committee and the Board of Directors have also recommended, subject to shareholder ratification, the selection of E&Y as Ashland’s independent auditors for fiscal 2007.

AUDIT COMMITTEE

Roger W. Hale, Chairman

Ernest H. Drew

Bernadine P. Healy

George A. Schaefer, Jr.

Michael J. Ward

RATIFICATION OF AUDITORS

Item 2

The Audit Committee of the Board of Directors has recommended to the Board the appointment of E&Y to audit Ashland’s accounts for fiscal 2007, subject to ratification by the shareholders at the Annual Meeting. Fees (including out-of-pocket costs) paid to E&Y for fiscal years 2006 and 2005 totaled $11,455,000 and $12,739,000, respectively. The following table presents fees for professional services rendered by E&Y for fiscal years 2006 and 2005.

	2006	2005
Audit Fees (1)	$10,482,000	$10,966,000
Audit-Related Fees (2)	299,000	126,000
Tax Fees (3)	674,000	1,647,000
All Other Fees (4)	0	0

(1)	Audit fees include fees associated with the annual audit of Ashland’s consolidated financial statements and reviews of Ashland’s quarterly reports on Form 10-Q. Audit fees also include fees associated with various audit requirements of Ashland’s foreign subsidiaries and captive insurance companies (statutory requirements), and reviews of registration statements. Audit fees in 2005 also include various state audit requirements related to the Company’s transportation construction subsidiary, APAC. The 2005 audit fees have been increased by $1,109,000 to include fees paid in fiscal 2006 related to the 2005 annual audit.

(2)	Audit-related fees include amounts paid to E&Y for the audit of the Employee Savings Plan (SEC requirements and Department of Labor rules and regulations), work performed related to agreed-upon procedures reports and due diligence services related to a potential acquisition.

(3)	Tax fees include fees principally incurred for assistance with tax compliance matters.

(4)	There were no other services or fees.

The Audit Committee and Board of Directors believe that E&Y has invaluable long-term knowledge of Ashland. While preserving that knowledge, partners and employees of E&Y engaged in audits of Ashland are periodically changed, giving Ashland access to new expertise and experience. Representatives of E&Y will attend the Annual Meeting to respond to questions from shareholders and will be given the opportunity to make a statement.

Although the Board of Directors is not required to submit the appointment of E&Y to a shareholder vote, the Board will reconsider that appointment if it is not ratified by the shareholders. The appointment will be deemed ratified if votes cast in its favor exceed votes cast against it. Abstentions will not be counted as votes cast either for or against the proposal.

The Board of Directors recommends a vote FOR the ratification of E&Y as Ashland’s independent auditors for fiscal 2007.

SHAREHOLDER PROPOSAL TO INITIATE THE APPROPRIATE

PROCESS TO IMPLEMENT MAJORITY VOTING FOR ELECTION OF DIRECTORS

Item 3

The Central Laborers’ Pension, Welfare & Annuity Fund (“Fund), at P.O. Box 1267, Jacksonville, Illinois 62651, stating that it is the beneficial owner of approximately 368 shares of Ashland Common Stock, has notified Ashland in writing that it wishes the following proposal be placed before the shareholders at the Annual Meeting:

Resolved:    That the shareholders of Ashland Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

The Fund has submitted the following statement in support of the proposal (reproduced as written):

Supporting Statement:    Our Company is incorporated in Kentucky. Among other issues, Kentucky corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Kentucky law provides that unless otherwise provided in the articles of incorporation, directors are elected by a plurality of votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. (Kentucky Revised Statutes, KRS Chapter 271B.7-280)

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominee exceeds the available board seats.

We urge your support for this important director election reform.

The Board of Directors recommends a vote AGAINST this shareholder proposal for the following reasons:

Ashland’s directors are currently elected by a plurality vote. This means that, at each annual shareholders’ meeting, the nominees who receive the most votes “for” their election are elected to serve on Ashland’s Board of Directors. Most large public companies use the plurality voting standard. Plurality voting is required under Kentucky law unless the articles of incorporation provide otherwise. This proposal requests that the Board of Directors initiate the appropriate process to amend Ashland’s articles of incorporation to provide otherwise.

After careful consideration, the Board recommends a vote against this proposal. Ashland agrees that shareholders should have a meaningful role in the director election process. In October 2006, the Board amended

Ashland’s Corporate Governance Guidelines to adopt a majority vote policy in uncontested elections, which is in effect for the 2007 Annual Meeting of Shareholders. See “Election of Directors” on page 4 of this proxy statement. The policy reads in full as follows:

In an uncontested election of directors to the Board, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will, within 10 days following certification of the shareholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Board. As used in this policy, “uncontested election of directors” means an election where the only nominees are those recommended by the Board.

The Board will consider the tendered resignation and, within 90 days following the date of the shareholders’ meeting at which the election occurred, decide whether to accept or reject the tendered resignation. In considering whether to accept or reject the tendered resignation, the Board will consider the stated reasons for the withheld votes, the length of service and qualifications of the nominee, the nominee’s contribution to the Company and any other factors deemed relevant by the Board. The nominee in question will be excluded from participating in the Board deliberations.

Following the Board’s decision, the Company, within 4 business days after such decision is made, will publicly disclose in a Form 8-K filed with the Securities and Exchange Commission the Board’s decision whether to accept the resignation as tendered and the process followed by the Board in reaching its decision.

This policy, as it may be amended from time to time, will be summarized or included in each proxy statement relating to an election of directors for the Company.

The Board believes that its majority voting policy fulfills its responsibility to shareholders and is responsive to shareholder votes, while still allowing the Board appropriate discretion in considering whether a particular director’s resignation would be in the best interests of Ashland and its shareholders. Ashland believes that this policy addresses the proponent’s concerns and is the right approach.

The Board believes that Ashland already has a strong corporate governance process designed to identify and propose director nominees who will serve the best interests of Ashland and its shareholders. Director nominees are evaluated and recommended for election by the Governance and Nominating Committee, which is comprised solely of independent directors. In recommending nominees, the committee considers a variety of factors. Ashland has also published in this proxy statement information on how shareholders can communicate their views on potential nominees or other matters with the Board. In light of the foregoing, the Board believes that our policy provides the appropriate mechanism for electing an effective Board of Directors committed to delivering long-term shareholder value.

Under Ashland’s policy a nominee and incumbent director who does not receive more votes for his or her election than withheld votes must offer to resign and leave the Board of Directors without delay. By contrast, the majority voting standard advanced by the proponent only addresses the vote required to elect a director. It would not remove an incumbent director who does not receive a majority vote because under Kentucky law, an incumbent director who is not re-elected “holds over” and continues to serve with the same voting rights and powers until his or her successor is elected and qualified or until there is a decrease in the number of directors. Therefore, even if the proposal were adopted, it would not put in place a process that can be used to force a director who failed to receive a majority vote to leave the Board of Directors before the next annual meeting.

Finally, shareholders of many public companies have rejected similar shareholder proposals when those companies had in place a policy similar to Ashland’s policy. Examples include American Express, Eli Lilly, International Business Machines, Johnson and Johnson, Morgan Stanley and others.

FOR THE REASONS DISCUSSED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST APPROVAL OF THE SHAREHOLDER PROPOSAL.

MISCELLANEOUS

Section 16(a) Beneficial Ownership Reporting Compliance

Ashland believes that during fiscal 2006 its executive officers and directors have complied with Section 16(a) of the Exchange Act and the rules and regulations adopted thereunder.

Proxy Solicitation Costs

Ashland is soliciting the proxies being solicited by this Proxy Statement. All costs of soliciting proxies, including the cost of preparing and mailing this Proxy Statement and the accompanying material, will be borne by Ashland. Expenses associated with this solicitation may also include charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy materials to beneficial owners of shares. Solicitations may be made by mail, telephone, telegraph, telex, facsimile, electronic means and personal interview, and by officers and employees of Ashland, who will not be additionally compensated for such activity. Ashland has arranged for the services of Georgeson Shareholder Communications Inc. (“Georgeson”) to assist in the solicitation of proxies. Georgeson’s fees will be paid by Ashland and are estimated to be $15,000, excluding out-of-pocket expenses.

Delivery of Proxy Materials to Shareholders Sharing an Address

As permitted by the Exchange Act, only one copy of the annual report and proxy statement is being delivered to shareholders residing at the same address, unless such shareholders have notified Ashland of their desire to receive multiple copies of these materials. Ashland will promptly deliver without charge, upon oral or written request, a separate copy of the annual report and the proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies may be made by calling 1-800-622-6757, or by writing to National City Bank, Dept. 5352, Corporate Trust Operations, P.O. Box 92301, Cleveland, OH 44193-0900.

Shareholder Proposals for the 2008 Annual Meeting

Shareholders interested in presenting a proposal for consideration at the 2008 Annual Meeting may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act and Ashland’s By-laws. To be eligible for inclusion in the Proxy Statement for the 2008 Annual Meeting, shareholder proposals must be received by Ashland’s Corporate Secretary no later than August 14, 2007.

Ashland’s By-laws provide that a shareholder must provide Ashland with written notice of a matter he or she wishes to bring before an annual meeting at least 90 days in advance of the meeting, if the meeting is held no earlier than the last Thursday in January. If the meeting is held earlier, the shareholder must provide Ashland with written notice within 10 days after the first public disclosure of the date of the meeting. The first public disclosure of that date may be a public filing with the SEC. Such notice must set forth as to each matter the shareholder proposes to bring before the annual meeting:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and, in the event that such business includes a proposal to amend either the Third Restated Articles of Incorporation or By-laws of Ashland, the language of the proposed amendment;

•	the name and address of the shareholder proposing such business;

•	a representation that the shareholder is a holder of record of Ashland Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business;

•	any material interest of the shareholder in such business; and

•	a representation as to whether or not the shareholder will solicit proxies in support of the proposal.

The By-laws further provide that no business shall be conducted at any annual meeting except in accordance with the foregoing procedures and that the chairman of any such meeting may refuse to permit any business to be brought before an annual meeting without compliance with the foregoing procedures.

Other Matters

As of the date of this Proxy Statement, Ashland does not know of any business to be presented for consideration at the Annual Meeting, other than the items referred to in this Proxy Statement. In the event that any additional matter is properly brought before the meeting for shareholder action, properly voted proxies will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such recommendation, in accordance with the judgment of the named proxies.

Please vote by telephone or over the Internet, or fill in, sign and date the proxy card and return it in the accompanying prepaid envelope. If you attend the Annual Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

LINDA L. FOSS

Assistant General Counsel

and Corporate Secretary

Covington, Kentucky

November 30, 2006

Appendix A

DIRECTOR INDEPENDENCE STANDARDS

Pursuant to Ashland Inc.’s (“Company”) Corporate Governance Guidelines policy, two-thirds of the Company’s Board of Directors (“Board”) must be independent. No director will be deemed independent unless the Board affirmatively determines that the director has no material relationship with the Company, directly or as an officer, shareholder or partner of an organization that has a relationship with the Company. The Board will observe and comply with all additional criteria for independence established by the New York Stock Exchange and other governing laws and regulations.

To assist it in its determinations of director independence, the Board has established the following standards to apply when assessing the independence of a director and the materiality of a director’s relationship with the Company:

A.    A director will not be independent if, within the preceding three years:

•	the director was employed by the Company or any of its direct or indirect subsidiaries or affiliates;
•	an immediate family member of the director was employed by the Company as an executive officer;
•	the director was employed by or affiliated with the Company’s present or former independent auditors;
•	an immediate family member of the director was affiliated with or employed in a professional capacity by the Company’s present or former independent auditors;
•	the director was employed, or an immediate family member of the director was employed as an executive officer of another company where any of the Company’s present executives served on its Compensation Committee;
•	the director, or an immediate family member of the director, received more than $100,000 per year in direct compensation from the Company, other than director and committee fees; or
•	the director of the Company was an executive officer or an employee, or an immediate family member of the director was an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of (a) $1,000,000 or (b) 1% of such other company’s consolidated gross revenues.

B.    The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence:

•	if a director of the Company is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, does not exceed the greater of (a) $1,000,000 or (b) 1% of such other company’s consolidated gross revenues;
•	if a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness is less than 1% of the consolidated assets of the company wherein the director serves as an executive officer;
•	if the director is an executive officer of another company in which the Company owns a common stock interest, and the amount of the common stock interest is less than 5% of the total shareholders equity of the company where the director serves as an executive officer; or
•	if a director of the Company serves as an officer of a charitable organization, and the Company’s contributions to the organization in any single fiscal year are less than the lesser of (a) $1,000,000 or (b) 1% of that organization’s gross revenues.

A-1

C.    For relationships not covered by Section B above, the determination of whether the relationship is material or not, and whether the director would be independent, shall be made by the directors who satisfy the independence guidelines set forth in Sections A and B above. The Company will explain in its proxy statement any Board determination that a relationship was immaterial in the event that it did not meet the categorical standards of immateriality set forth in Section B above.

Members of the Audit Committee of the Board are subject to heightened standards of independence, as provided for within the Audit Committee charter.

A-2

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

You have the option to access future shareholder communications (e.g., annual reports, proxy statements, interim communications) from us or on our behalf over the Internet, instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when, and if, material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise.

To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

Proxy card must be signed and dated on the reverse side.

ê   Please fold and detach card at perforation before mailing.   ê

ASHLAND INC.	PROXY

If you do not provide voting instructions, your proxy will be voted FOR proposals 1 and 2 and AGAINST proposal 3.

The Board of Directors recommends a vote FOR proposals 1 and 2.

1.	Election of Directors.
Nominees: Class III: (1) Ernest H. Drew (2) Mannie L. Jackson (3) Theodore M. Solso (4) Michael J. Ward Class II: (5) John F. Turner

	❑	FOR all nominees listed above	❑	WITHHOLD authority to vote for all nominees listed above
(except as marked to the contrary below)

To withhold authority to vote for any individual nominee, write that nominee’s name or number on the line below:

_________________________________________________________________________________________________

2.	Ratification of Ernst & Young as independent auditors for fiscal 2007.

	❑	FOR	❑	AGAINST	❑	ABSTAIN

The Board of Directors recommends a vote AGAINST proposal 3.

3.	Shareholder proposal to initiate the appropriate process to implement majority voting for election of directors.

	❑	FOR	❑	AGAINST	❑	ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

	❑	I consent to access future shareholder communications over the Internet as stated above and in the Proxy Statement.

(Continued and to be signed on the reverse side)

C/O NATIONAL CITY BANK SHAREHOLDER SERVICES OPERATIONS LOCATOR 5352 P.O. BOX 94509 CLEVELAND, OH 44101-4509	VOTE BY TELEPHONE
Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
VOTE BY INTERNET
Have your proxy card available when you access the website http://www.cesvote.com and follow the simple instructions to record your vote.
VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535600, Pittsburgh PA 15253.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return your proxy
touch-tone telephone:	cast your vote:	in the postage-paid
1-888-693-8683	http://www.cesvote.com	envelope provided
Vote 24 hours a day, 7 days a week! If you vote by telephone or over the Internet, do not mail your proxy card.
è

Proxy card must be signed and dated below.

ê   Please fold and detach card at perforation before mailing.   ê

ASHLAND INC.	PROXY

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on January 25, 2007.

The undersigned hereby appoints James J. O’Brien and Linda L. Foss, and each of them as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of Ashland Inc. Common Stock, that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on January 25, 2007, and at any adjournment thereof.

Date:

(Sign Here)

INSTRUCTIONS: Please sign exactly as your name appears on this proxy. When signing as a fiduciary or on behalf of a corporation, bank, trust company, or other similar entity, your title or capacity should be shown.

Please sign, date, and return your proxy promptly in the enclosed envelope to: National City Bank, P.O. Box 535600, Pittsburgh PA 15253.

Subject Line: Please Vote Your Proxy

[Insert share information here]

Your Control Number:

Electronic Access Notification

Ashland’s Annual Meeting of Shareholders will be held on Thursday, January 25, 2007 at 10:30 a.m. Eastern Standard Time at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky. As previously announced, participants in Ashland’s Employee Savings Plan or the LESOP can view Ashland’s Proxy Statement and Annual Report online. We encourage you to take advantage of this service.

Paper copies of the Proxy Statement and your proxy card or copies of the Annual Report can be requested by replying to this e-mail.

As a participant in Ashland’s Employee Savings Plan or the LESOP, you may instruct the Trustees how to vote the Ashland Common Stock credited to your account by telephone or over the Internet. Your voting instructions also apply to the shares of Ashland Common Stock allocated to participant accounts for which voting instructions are not received on a timely basis by the Trustees (“Non-Directed shares”). Each participant who gives the Trustees instructions acts as a named fiduciary for the plan under the Employee Retirement Income Security Act of 1974, as amended. Any participant who wishes to vote the Non-Directed shares differently from the shares credited to his or her account or who wishes not to vote the Non-Directed shares at all may do so by requesting a separate voting instruction card from National City Bank, Corporate Trust Administration, Dept. 3116, 629 Euclid Avenue, Suite 635, Cleveland, Ohio 44114-3484.

Votes cast by telephone or over the Internet are tabulated by our proxy tabulator and are confidential. Ashland does not have access to individual votes.

Even if you do not have regular Internet access at work, you will be able to view the Proxy Statement and Annual Report and vote online. If you are a dial-up user, we encourage you to access these documents and vote from your office or a local number.

In order for your instructions to the Trustees to be counted, you must vote before midnight Eastern Standard Time on January 22, 2007.

To access the Annual Report and Proxy Statement and vote:

1.	Print out this page or write down your “Control Number” listed above. This number acts as your electronic signature to ensure security of your vote.

2.	Click on this website address (or type this URL address in your browser): http://www.ashland.com/proxy.

3.	Click on the links to view or download the Annual Report and Proxy Statement or to vote. When voting, be sure to follow all instructions including the final “Submit” procedure to ensure that your instructions are received.

To vote by telephone (you will need a touch tone telephone):

1.	Print out this page or write down your “Control Number” listed above. This number acts as your electronic signature to ensure security of your vote.

2.	Dial 1-888-693-8683.

3.	Be sure to follow all instructions including the final confirmation procedure to ensure that your instructions are received.

Sincerely,

Linda L. Foss

Assistant General Counsel

and Corporate Secretary

Notice of Annual Meeting

The Annual Meeting of Shareholders of Ashland Inc. will be held on Thursday, January 25, 2007, at 10:30 a.m. EST at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky. Your proxy card for voting at the Annual Meeting is enclosed.

We encourage you to read the Annual Report and Proxy Statement and vote your shares. Per your request, the Annual Report and Proxy Statement are available over the Internet at http://www.ashland.com/proxy.

Your vote is important. We encourage you to vote over the Internet at http://www.cesvote.com, by telephone at 1-888-693-8683, or by returning your proxy card in the envelope provided.

Notice of Annual Meeting

The Annual Meeting of Shareholders of Ashland Inc. will be held on Thursday, January 25, 2007, at 10:30 a.m. EST at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky. Your proxy card for voting at the Annual Meeting is enclosed.

We encourage you to read the Annual Report and Proxy Statement and vote your shares. Per your request, the Annual Report and Proxy Statement are available over the Internet at http://www.ashland.com/proxy.

Your vote is important. We encourage you to vote over the Internet at http://www.cesvote.com, by telephone at 1-888-693-8683, or by returning your proxy card in the envelope provided.

Notice of Annual Meeting

The Annual Meeting of Shareholders of Ashland Inc. will be held on Thursday, January 25, 2007, at 10:30 a.m. EST at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky. Your proxy card for voting at the Annual Meeting is enclosed.

We encourage you to read the Annual Report and Proxy Statement and vote your shares. Per your request, the Annual Report and Proxy Statement are available over the Internet at http://www.ashland.com/proxy.

Your vote is important. We encourage you to vote over the Internet at http://www.cesvote.com, by telephone at 1-888-693-8683, or by returning your proxy card in the envelope provided.

NOTICE TO SHAREHOLDERS IN ASHLAND’S EMPLOYEE SAVINGS PLAN OR LEVERAGED

EMPLOYEE STOCK OWNERSHIP PLAN (THE “LESOP”)

As a participant in Ashland’s Employee Savings Plan or the LESOP, you may instruct the Trustees how to vote the Ashland Common Stock credited to your account over the Internet, by telephone or by returning the enclosed proxy card. Your voting instructions also apply to the shares of Ashland Common Stock allocated to participant accounts for which voting instructions are not received on a timely basis by the Trustees (“Non-Directed shares”). Each participant who gives the Trustees instructions acts as a named fiduciary for the plan under the Employee Retirement Income Security Act of 1974, as amended. Any participant who wishes to vote the Non-Directed shares differently from the shares credited to his or her account or who wishes not to vote the Non-Directed shares at all may do so by requesting a separate voting instruction card from National City Bank, Corporate Trust Administration, Dept. 3116, 629 Euclid Avenue, Suite 635, Cleveland, Ohio 44114-3484.

NOTICE TO SHAREHOLDERS IN ASHLAND’S EMPLOYEE SAVINGS PLAN OR LEVERAGED

EMPLOYEE STOCK OWNERSHIP PLAN (THE “LESOP”)

As a participant in Ashland’s Employee Savings Plan or the LESOP, you may instruct the Trustees how to vote the Ashland Common Stock credited to your account over the Internet, by telephone or by returning the enclosed proxy card. Your voting instructions also apply to the shares of Ashland Common Stock allocated to participant accounts for which voting instructions are not received on a timely basis by the Trustees (“Non-Directed shares”). Each participant who gives the Trustees instructions acts as a named fiduciary for the plan under the Employee Retirement Income Security Act of 1974, as amended. Any participant who wishes to vote the Non-Directed shares differently from the shares credited to his or her account or who wishes not to vote the Non-Directed shares at all may do so by requesting a separate voting instruction card from National City Bank, Corporate Trust Administration, Dept. 3116, 629 Euclid Avenue, Suite 635, Cleveland, Ohio 44114-3484.

NOTICE TO SHAREHOLDERS IN ASHLAND’S EMPLOYEE SAVINGS PLAN OR LEVERAGED

EMPLOYEE STOCK OWNERSHIP PLAN (THE “LESOP”)

As a participant in Ashland’s Employee Savings Plan or the LESOP, you may instruct the Trustees how to vote the Ashland Common Stock credited to your account over the Internet, by telephone or by returning the enclosed proxy card. Your voting instructions also apply to the shares of Ashland Common Stock allocated to participant accounts for which voting instructions are not received on a timely basis by the Trustees (“Non-Directed shares”). Each participant who gives the Trustees instructions acts as a named fiduciary for the plan under the Employee Retirement Income Security Act of 1974, as amended. Any participant who wishes to vote the Non-Directed shares differently from the shares credited to his or her account or who wishes not to vote the Non-Directed shares at all may do so by requesting a separate voting instruction card from National City Bank, Corporate Trust Administration, Dept. 3116, 629 Euclid Avenue, Suite 635, Cleveland, Ohio 44114-3484.